UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )
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Approach Resources Inc.

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One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

The 2011 annual meeting of stockholders of Approach Resources Inc., a Delaware corporation, will be held at the offices of Approach Resources Inc., located at One Ridgmar Centre, 6500 West Freeway, Suite 800 in Fort Worth, Texas, on Wednesday, June 1, 2011, at 10:00 a.m. Central Time, for the following purposes:

•	To elect three directors, Alan D. Bell, Sheldon B. Lubar and Christopher J. Whyte, to the class of directors whose term expires in 2014;

•	To hold an advisory vote on our executive compensation;

•	To hold an advisory vote on the frequency of future advisory votes on our executive compensation;

•	To reapprove certain material terms of our 2007 Stock Incentive Plan to comply with Section 162(m) of the Internal Revenue Code;

•	To ratify the appointment of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

•	To transact such other business as may properly come before the meeting.

You may vote if you were a stockholder of record at the close of business on April 13, 2011. To ensure that your vote is properly recorded, please vote as soon as possible, even if you plan to attend the annual meeting. You may still vote in person if you attend the annual meeting. For further details about voting, please see “General Matters” beginning on page 1 of this proxy statement.

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the annual meeting. If you do not instruct your broker on how to vote in the election of directors and on compensation matters, your shares will not be voted on these matters.

This notice and proxy statement are first being sent to stockholders on or about April 21, 2011. Our 2010 annual report to stockholders is being sent with this notice and proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

J. Ross Craft, P.E.
President and Chief Executive Officer

April 21, 2011
Fort Worth, Texas

i

ii

APPROACH RESOURCES INC.

PROXY STATEMENT

Annual Meeting of Stockholders
June 1, 2011

These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Approach Resources Inc. for use at the 2011 annual meeting of stockholders and any adjournments or postponements of the meeting. We refer to our Board of Directors as the “Board” and to Approach Resources Inc. as “Approach,” the “Company,” “we,” “us” or “our.” The annual meeting will be held at the offices of the Company, One Ridgmar Centre, 6500 West Freeway, Suite 800 in Fort Worth, Texas, on Wednesday, June 1, 2011, at 10:00 a.m. Central Time.

The items to be considered are summarized in the notice of annual meeting of stockholders and more fully described in this proxy statement. The notice of annual meeting, this proxy statement, the enclosed proxy card and our 2010 annual report to stockholders are first being mailed on or about April 21, 2011, to all record holders of our common stock as of April 13, 2011. Shares of our common stock represented by proxies will be voted as described below or as specified by each stockholder.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held on June 1, 2011

The notice of annual meeting, this proxy statement and our 2010 annual report to stockholders are available at www.approachresources.com. On this site, you will be able to access these materials and any amendments or supplements to these materials that are required to be furnished to stockholders. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered a part of this proxy statement or any other filing that we make with the Securities and Exchange Commission (the “SEC”).

GENERAL MATTERS

Record date.  The record date for the annual meeting is April 13, 2011. On the record date, there were 28,460,473 shares of our common stock outstanding and there were no outstanding shares of any other class of stock.

Quorum.  In order for us to hold our annual meeting, holders of a majority of our outstanding shares of common stock as of April 13, 2011, must be present in person or by proxy at the meeting. Proxy cards or voting instruction forms that reflect abstentions and broker non-votes will be counted as shares present to determine whether a quorum exists to hold the 2011 annual meeting.

Voting Your Proxy.  Our stockholders are entitled to one vote for each share of common stock that is owned on the record date, April 13, 2011, on all matters considered at the annual meeting. You may vote your shares either in person or by proxy. To vote by proxy, you may vote by telephone by using the toll-free number listed on the proxy card, by the Internet at the website for Internet voting listed on the proxy card or you may mark, date, sign and mail the enclosed proxy card in the prepaid envelope. If you plan to vote in person at the annual meeting, please bring proof of identification. Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the annual meeting.

Shares Held of Record.  If your shares are held in your name and you vote by granting a proxy, the proxy holders will vote the shares in accordance with your instructions. If you submit a proxy without giving specific voting instructions, the proxy holders will vote those shares as recommended by our Board.

Shares Held in Street Name.  If your shares are held in “street name” by your broker, bank or other nominee, you will receive a voting instruction form with this proxy statement. Like shares held of record, you may vote your shares held in street name in person at the annual meeting if you have obtained a legal proxy from the holder of record for your shares or you may sign and date the enclosed voting instruction form and return it in the enclosed, postage-paid envelope. If your shares are held in street name in a brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on Proposals 1, 2 and 3. If you do not instruct your broker on how to vote these proposals, your shares will not be voted on these matters.

Revoking Your Proxy.  Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by (i) submitting a written a notice of revocation to our Corporate Secretary by mail to Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116 or by facsimile at (817) 989-9001, (ii) mailing in a new proxy card with a later date or (iii) attending the annual meeting and voting in person, which suspends the powers of the proxy holder.

Vote Required.  For Proposal 1, the election of three directors, you may vote “FOR ALL NOMINEES,” “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT.” A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required for the election of directors. This means that the three director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors will be elected to our Board. Broker non-votes and votes marked “WITHHOLD AUTHORITY FOR ALL NOMINEES” will have no legal effect on the outcome of the election of directors. With respect to votes marked “FOR ALL EXCEPT,” votes for director nominees that are withheld will have no legal effect on the outcome of the election of directors, while votes for all other director nominees will count toward a plurality.

For each of the Proposals 2, 4 and 5, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For Proposal 3, you may vote to hold an advisory vote on the frequency of future advisory votes on our executive compensation every “1 YEAR,” “2 YEARS” or “3 YEARS,” or you may “ABSTAIN.”

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve Proposals 2, 4 and 5. As such, abstentions will have the effect of a vote against the matters to be voted on in Proposals 2, 4 and 5. Brokers will not have discretionary authority to vote on Proposals 2 and 4, and broker non-votes will have no effect on the outcome of such votes. Brokers will have discretionary authority to vote on Proposal 5. With respect to Proposal 3, while approval of matters presented to the Company’s stockholders generally requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote, because this proposal is advisory and non-binding and there are four options from which a stockholder may choose to vote, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders. Abstentions and broker non-votes will, therefore, have no legal effect on the outcome of the matter to be voted on in Proposal 3.

If you have any questions about this proxy statement or the annual meeting, please contact our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, or by telephone at (817) 989-9000.

PROPOSAL 1 -

ELECTION OF DIRECTORS

Nomination and Election of Directors

Under our certificate of incorporation, the members of our Board are divided into three classes with staggered, three-year terms. The terms of three Class I directors expire at the 2011 annual meeting.

The Board has nominated Alan D. Bell for election as a director and Sheldon B. Lubar and Christopher J. Whyte for re-election as directors. Upon election, Mr. Bell, Mr. Lubar and Mr. Whyte will serve for terms expiring at the 2014 annual meeting of stockholders or, in each case, until their successors are elected and qualified.

Each of the nominees has agreed to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. The Board does not presently expect that any of the nominees will become unavailable for election.

In making these nominations, the Compensation and Nominating Committee (“Compensation Committee”) reviewed the background of the nominees and recommended nomination to the full Board consistent with the Compensation Committee’s guidelines for identifying and evaluating nominees for directors. Please see “Corporate Governance — Identifying and Evaluating Nominees for Directors” for more information on the Compensation Committee’s guidelines for identifying and nominating director nominees. In addition, information on each nominee is set forth below.

Directors

The Board believes that each nominee and director has valuable individual skills and experiences that, taken together, provide us with the knowledge, judgment and strategic vision necessary to provide effective oversight of the Company. The biographies below reflect the particular experience, qualifications, attributes and skills that led the Board to conclude that each nominee and director should serve on the Board, including:

•	Experience in executive management and operations in exploration and production (“E&P”), or oilfield service companies (Mr. Bell, Mr. Craft, Mr. Crain, Mr. Lubar and Mr. Whyte);

•	Detailed, technical understanding of the Company’s operations, reserves, drilling and completion techniques (Mr. Craft);

•	Deep history and knowledge of asset acquisitions, divestitures and evaluations in the E&P and broader energy sectors (Mr. Bell, Mr. Brandi, Mr. Craft, Mr. Crain, Mr. Lawrence, Mr. Lubar and Mr. Whyte);

•	Expertise in public and private capital markets in the E&P and broader energy sectors (Mr. Bell, Mr. Brandi, Mr. Lawrence and Mr. Lubar);

•	Oversight of E&P, midstream, oilfield services and other energy companies through other public boards of directors (Mr. Bell, Mr. Brandi, Mr. Crain, Mr. Lawrence, Mr. Lubar and Mr. Whyte);

•	An advanced degree or license in public accounting (Mr. Bell and Mr. Crain);

•	An advanced degree in law or the practice of oil and gas law (Mr. Crain and Mr. Lubar);

•	Government service in the executive branch (Mr. Lubar); and

•	Board independence (Mr. Bell, Mr. Brandi, Mr. Crain, Mr. Lubar and Mr. Whyte).

The Board believes that these skills and experiences qualify the nominees and directors to serve on the Board of the Company.

The principal occupation and other information about our directors are set forth below. All of our directors are members of the National Association of Corporate Directors.

		Director	Term
Name	Age	Since	Expires	Class

Alan D. Bell	65	2010	2011	Class I
James H. Brandi	62	2007	2012	Class II
J. Ross Craft	54	2002	2010	Class III
James C. Crain	62	2007	2012	Class II
Bryan H. Lawrence	68	2002	2010	Class III
Sheldon B. Lubar	81	2007	2011	Class I
Christopher J. Whyte	54	2007	2011	Class I

Alan D. Bell was appointed to our Board in August 2010 and is Chairman of our Audit Committee. Mr. Bell’s prior experience includes 33 years in various capacities at Ernst & Young LLP from 1973 until his retirement in 2006, when he was Director of Ernst & Young’s Energy Practice in the Southwest United States. Before joining Ernst & Young, Mr. Bell was a production engineer with Chevron Oil Company in the Gulf of Mexico. In 2009, Mr. Bell served as the Chief Restructuring Officer of Energy Partners Ltd., a New Orleans-based exploration and development company that emerged from Chapter 11 in September 2009. Mr. Bell currently serves on the Board of Directors of Dune Energy Inc., an independent energy company based in Houston, where he is non-executive Chairman of the Board of Directors. During the past five years, Mr. Bell has also been a director of Toreador Resources Corporation, an independent energy company with interests in developed and undeveloped oil properties in France. Mr. Bell earned a degree in Petroleum Engineering from the Colorado School of Mines and an M.B.A. from Tulane University. He is a current member of the American Institute of Certified Public Accountants, the Texas Society of Certified Public Accountants and is a licensed Certified Public Accountant in Texas. Mr. Bell is also a member of the Institute of Certified Management Accountants, Association of Certified Fraud Examiners and the Society of Petroleum Engineers. Mr. Bell is also an Eagle Scout.

James H. Brandi joined us as a director in June 2007 and is Chairman of our Compensation Committee and a member of our Audit Committee. Mr. Brandi has been a Managing Director in investment banking at BNP Paribas, a global bank and financial services company, since May 2010, when BNP Paribas acquired Hill Street Capital. From November 2005 to May 2010, Mr. Brandi was a partner at Hill Street Capital, a financial advisory and private investment firm. From 2000 until November 2005, Mr. Brandi was a Managing Director at UBS Securities, LLC, where he was the Deputy Global Head of the Energy and Power Groups. Before 2000, Mr. Brandi was a Managing Director at Dillon, Read & Co. Inc. and later its successor firm, UBS Warburg, concentrating on transactions in the energy and consumer goods areas. Mr. Brandi is a director of OGE Energy Corp., an energy and energy services provider that delivers electricity in Oklahoma and Arkansas and gathers, processes and transports natural gas in the North Central United States through its subsidiary, Enogex LLC. During the past five years, Mr. Brandi also has been a director of Energy East Corp., a utility holding company, and Armstrong Land, LLC, a coal holding company. Mr. Brandi is a trustee of The Kenyon Review and a former trustee of Kenyon College. Mr. Brandi holds a B.A. in History from Yale University and an M.B.A. from Harvard Business School and attended Columbia Law School as a Harlan Fiske Stone Scholar.

J. Ross Craft has been our President and Chief Executive Officer and a member of our Board since our inception in September 2002. Before Approach, Mr. Craft co-founded Athanor Resources Inc., an international exploration and production company with operations in the United States and Tunisia, in 1998 and was its Executive Vice President from 1998 until its merger with Nuevo Energy Company in September 2002. From 1988 to 1997, Mr. Craft served in various positions with American Cometra Inc., an independent exploration and production company with operations in the United States, including as Vice President — Operations from 1995 to 1997. American Cometra was sold in two parts, to Range Resources in 1995 and Pioneer Natural Resources in 1997. Mr. Craft has over 30 years of experience in the oil and gas industry. Mr. Craft holds a B.S. in Petroleum Engineering from Texas A&M University and is a registered Professional Engineer licensed in Texas. Mr. Craft is a member of the Society of Petroleum Engineers, the Texas Oil & Gas Association, the Permian Basin Petroleum

Association and the Independent Petroleum Association of America. Mr. Craft has served on the Board of the Fort Worth Chapter of the Society of Petroleum Engineers and on the Board of the Fort Worth Petroleum Engineers Club, where his last position was President. Mr. Craft is also an Eagle Scout. Mr. Craft is the brother-in-law of J. Curtis Henderson, our Executive Vice President and General Counsel.

James C. Crain joined us as a director in June 2007 and is a member of our Audit Committee and our Compensation Committee. Mr. Crain has been in the energy industry for over 30 years, both as an attorney and as an executive officer. Since 1984, Mr. Crain has been an officer of Marsh Operating Company, an investment management company focusing on energy investing, including his current position as President, which he has held since 1989. Mr. Crain has served as general partner of Valmora Partners, L.P., a private investment partnership that invests in the oil and gas sector, among others, since 1997. Before joining Marsh in 1984, Mr. Crain was a partner in the law firm of Jenkens & Gilchrist, where he headed the firm’s energy section. Mr. Crain is a director of Crosstex Energy, Inc., a midstream natural gas company, and GeoMet, Inc., a natural gas exploration and production company. During the past five years, Mr. Crain has also been a director of Crosstex Energy GP, LLC, the general partner of a midstream natural gas company, and Crusader Energy Group Inc., an oil and gas exploration and production company. Mr. Crain holds a B.B.A., M.P.A. and J.D. from the University of Texas at Austin.

Bryan H. Lawrence has been a member of our Board since 2002 and is the Chairman of our Board. Mr. Lawrence is a founder and Senior Manager of Yorktown Partners LLC, the manager of the Yorktown group of investment partnerships, which make investments in companies in the energy industry. The Yorktown group of investment partnerships was formerly affiliated with the investment firm of Dillon, Read & Co. Inc., where Mr. Lawrence had been employed since 1966, serving as a Managing Director until the merger of Dillon Read with SBC Warburg in 1997. Mr. Lawrence is a director of Crosstex Energy, Inc. and Crosstex Energy GP, LLC, midstream natural gas companies, Hallador Energy Company, an independent company engaged in the production of coal and the exploration and production of oil and gas, the general partner of Star Gas Partners, L.P., a home heating oil distributor and services provider, Winstar Resources Ltd. and Compass Petroleum Ltd., Canadian oil and gas companies, and certain non-public companies in the energy industry in which the Yorktown group of investment partnerships holds equity interests. During the past five years, Mr. Lawrence has also been a director of TransMontaigne Inc., a refined petroleum products company. Mr. Lawrence is a graduate of Hamilton College and holds an M.B.A. from Columbia University.

Sheldon B. Lubar joined us as a director in June 2007 and is a member of our Compensation Committee. Mr. Lubar has been Chairman of the Board of Lubar & Co. Incorporated, a private investment and venture capital firm he founded, since 1977. He was Chairman of the Board of Christiana Companies, Inc., a logistics and manufacturing company, from 1987 until its merger with Weatherford International in 1995. Mr. Lubar is a director of Crosstex Energy, Inc. and Crosstex Energy GP, LLC, midstream natural gas companies, Hallador Energy Company, an independent company engaged in the production of coal and the exploration and production of oil and gas, and the general partner of Star Gas Partners, L.P., a home heating oil distributor and services provider. During the past five years, Mr. Lubar has also been a director of Weatherford International, Inc., a global provider of oilfield products and services, and Grant Prideco, a provider of drill pipe and drill bits. Mr. Lubar previously held governmental appointments under three United States Presidents, including Commissioner of the White House Conference on Small Business from 1979 to 1980 under President Carter, Assistant Secretary, Housing Production and Mortgage Credit, Department of Housing and Urban Development, Commissioner of the Federal Housing Administration and Director of the Federal National Mortgage Association from 1973 to 1974 under Presidents Nixon and Ford. Mr. Lubar is a past president of the Board of Regents of the University of Wisconsin System. Mr. Lubar holds a B.B.A., J.D. and an honorary Doctor of Humanities degree from the University of Wisconsin — Madison, was awarded an honorary Doctor of Commercial Science degree from the University of Wisconsin — Milwaukee, and an Honorary Doctors degree from the Medical College of Wisconsin.

Christopher J. Whyte joined our Board in June 2007 and is a member of our Audit Committee. Mr. Whyte has been President, Chief Executive Officer and a director of PetroSantander Inc., which owns and operates oil and gas producing properties in the United States, Colombia and Brazil, since 1995. Mr. Whyte is a director of Winstar Resources Ltd. and Compass Petroleum Ltd., public Canadian oil and gas companies.

Mr. Whyte holds a B.A. from the University of Pittsburgh. Mr. Whyte has over 25 years of experience in various operating, executive and finance positions, including as a Chief Executive and Chief Financial Officer, in the E&P and energy businesses.

Vote Required

The affirmative vote of a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote is required for the election of directors. A properly-executed proxy marked “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether a quorum is present.

Board Recommendation

The Board recommends a vote “FOR” the election of each of the nominees.

PROPOSAL 2 -

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail below in this proxy statement under “Compensation Discussion and Analysis,” we seek to (i) pay our named executive officers for performance, (ii) closely align the interests of our named executive officers with the interests of our stockholders and (iii) attract, retain and motivate top talent. Below is a summary of how we have structured our executive compensation program to achieve these goals:

How Our Current Executive Compensation Program
Objective	Achieves This Objective

Pay for Performance
•   In 2010, 75% of total compensation for our Chief Executive Officer was tied to performance, and over 70% of total compensation for three out of our remaining four named executive officers was tied to performance.

• Our 2010 and 2011 annual incentive plans are tied to financial and operational performance measures (75% of total opportunity) as well as individual performance (25% of total opportunity).
• Our 2010 and 2011 long-term incentive equity awards are 100% tied to an initial performance trigger requiring achievement of financial and operational performance measures in the award year.
Align Executive Interests with Stockholder Interests
•   Our compensation program provides our executives with meaningful equity ownership to give them the opportunity to acquire or increase a direct, proprietary interest in our operations and future success.

• Our 2010 and 2011 annual incentive plans and 2010 and 2011 long-term equity awards combine performance measures of both growth and cost control to encourage growth but avoid excessive risk-taking.
• We believe the performance measures in both our annual incentive plans and our long-term equity awards are strongly correlated to building stockholder value and increasing total stockholder returns.
Attract, Retain and Motivate Top Talent	• After a challenging year for the oil and gas industry in 2009, we generally held base salaries flat in 2010.
• After total stockholder returns of 199% in 2010 and a review of oil and gas industry salary information, we raised base salaries for 2011.
• Our 2010 and 2011 long-term incentive equity awards include vesting requirements over four years to retain top executives over the long term.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee. If there are significant votes against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve this Proposal 2.

The text of the resolution to be voted on is as follows:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and other related tables and disclosure.”

Board Recommendation

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL 3 -

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference on how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting on this Proposal 3, stockholders may indicate whether they prefer that we conduct future advisory votes on executive compensation every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company and, therefore, our Board recommends that you vote for an annual advisory vote on executive compensation. Although the Company’s compensation policies and practices are designed to incentivize our named executive officers to build long-term stockholder value, the Board recognizes that executive compensation disclosures are made annually. Therefore, providing for an annual advisory vote on executive compensation may provide the Company with more direct and immediate feedback on our annual compensation disclosure.

This vote is advisory and not binding on the Company or our Board. However, the Board and the Compensation Committee will take into account the outcome of the vote in determining the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

Vote Required

Because this Proposal 3 seeks the input of our stockholders and provides our stockholders with the option to vote to hold an advisory vote on executive compensation once every one, two or three years (or to abstain from voting), the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s stockholders. Although our Board recommends holding this vote every year, you have the option to specify one of four choices for this proposal on the proxy card: “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN.” You are not voting to approve or disapprove of the Board’s recommendation.

The text of the resolution to be voted on is as follows:

“RESOLVED, that the option of every one, two or three years that receives the highest number of votes properly cast for this resolution will be determined to be the preferred frequency recommended by the stockholders of the Company with which the Company is to hold a non-binding, advisory vote to approve the compensation of the Company’s named executive officers in accordance with the compensation disclosure rules of the Securities and Exchange Commission.”

Board Recommendation

The Board recommends that you vote to conduct a non-binding, advisory vote on executive compensation every “1 YEAR.”

PROPOSAL 4 -

REAPPROVAL OF MATERIAL TERMS OF OUR 2007 STOCK INCENTIVE PLAN TO COMPLY WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

Background and Purpose of the Proposal

Our Board originally adopted the Approach Resources Inc. 2007 Stock Incentive Plan (the “2007 Plan”) on June 26, 2007, and our stockholders originally approved the 2007 Plan on that same date. At this annual meeting, stockholders will be asked to reapprove the material terms of the 2007 Plan so that awards granted under the 2007 Plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”) will be fully deductible by us and our subsidiaries.

The use of stock-based awards under the 2007 Plan continues to be a key element of our compensation program. Of the 2,822,689 shares currently authorized for issuance under the 2007 Plan, a total of 1,612,281 shares have been issued as of March 31, 2011, after the lapse of restrictions on grants of restricted stock or upon the exercise of stock options. As of March 31, 2011, under the 2007 Plan, a total of 313,566 shares remained subject to outstanding stock options and 898,696 shares remained subject to awards of restricted stock still subject to forfeiture. The 2007 Plan is a broad-based plan under which we grant awards to our employees, officers, directors and consultants. We continue to believe that our long-term interests are best served by aligning the interests of our outside directors and key employees with the interests of our stockholders. While the Board and Compensation Committee recognize the potential dilutive effect of compensatory stock awards, they also recognize the significant motivational and performance benefits that can be achieved from making such awards.

Reapproval of the material terms of the 2007 Plan will permit us to use stock-based compensation to align stockholder and employee interests in a manner that qualifies certain designated awards for exemption from the deduction limitations of Section 162(m) of the Code. Under Section 162(m), the federal income tax deductibility of compensation paid to our Chief Executive Officer and three other most highly compensated officers (other than our Chief Executive Officer and Chief Financial Officer) (“Covered Employees”) determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may be limited to the extent such compensation exceeds $1,000,000 in any taxable year. However, we may deduct compensation paid to our Covered Employees in excess of that amount if it qualifies as “performance-based compensation” as defined in Section 162(m). In addition to certain other requirements, in order for awards under the 2007 Plan to constitute “performance-based compensation,” the material terms of the 2007 Plan must be disclosed to and reapproved by our stockholders no later than the first meeting of our stockholders occurring after the close of the third calendar year following the calendar year in which our initial public offering occurred and, subsequently, every five years. Based on transition relief provided to newly public companies under the Section 162(m) regulations, we were not previously subject to the deduction limitations of Section 162(m).

Material Terms of the Plan to be Reapproved

Under the Section 162(m) regulations, the material terms of the 2007 Plan are (i) the maximum amount of compensation that may be paid to a participant under the 2007 Plan in any fiscal year, (ii) the employees eligible to receive compensation under the 2007 Plan and (iii) the business criteria on which the performance goals are based. We intend that certain awards under the 2007 Plan qualify for exemption from the deduction limitations of Section 162(m). Accordingly, we are asking our stockholders to reapprove the material terms of the 2007 Plan for Section 162(m) purposes so that awards under the 2007 Plan will be fully deductible by us. The material terms of the 2007 Plan are disclosed below as follows: (i) the maximum amount of compensation that may be paid to a participant is described in the section entitled “Summary of the 2007 Plan — Maximum Amount of Compensation that May be Paid to a Participant,” (ii) the eligible employees are described in the section entitled “Summary of the 2007 Plan — Persons Who May Participate” and (iii) the business criteria are described in the section entitled “Summary of the 2007 Plan — Awards under the 2007 Plan — Performance Awards.”

Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the annual meeting is necessary for reapproval of the material terms of the 2007 Plan for Section 162(m) purposes.

Consequences of Failing to Approve the Proposal

Failure of our stockholders to approve this Proposal will not affect the rights of existing award holders under the 2007 Plan or under any previously granted awards under the 2007 Plan. However, if this proposal is not approved, the deductibility of awards granted to Covered Employees after the annual meeting will potentially be limited. In that event, we will be required to re-evaluate our executive compensation structure.

Summary of the 2007 Plan

The following summary of the 2007 Plan does not purport to be a complete description of all provisions of the 2007 Plan and should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of (i) the 2007 Plan, which was filed as Exhibit 10.6 to our Registration Statement on Form S-1 on July 12, 2007, and (ii) the First Amendment to the 2007 Plan, which was filed as Exhibit 10.1 to our Current Report on Form 8-K on December 31, 2008. The 2007 Plan gives the Compensation Committee the ability to award stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, unrestricted stock awards and other incentive awards, with vesting and other award provisions that provide effective incentives to our employees and outside directors and alignment of stockholder, management and outside director interests. Unless earlier terminated by action of our Board, the 2007 Plan will terminate on June 26, 2017. Awards granted before the termination date of the 2007 Plan will continue to be effective in accordance with their terms and conditions.

Persons Who May Participate.  Awards may be made under the 2007 Plan to our employees, outside directors and consultants, including any employee who is an officer, and to any other service provider who, in the opinion of the Compensation Committee, is in a position to make a significant contribution to our success. Only individuals who are our employees or who are employees of one of our corporate subsidiaries are eligible to receive incentive stock options. The Compensation Committee determines in its discretion which eligible persons will receive awards under the 2007 Plan. As of April 13, 2011, approximately 58 employees, five outside directors and one consultant were eligible to participate in the 2007 Plan.

Shares Subject to the 2007 Plan.  The total aggregate number of shares of our common stock that may be subject to awards under the 2007 Plan is equal to 10% of our outstanding shares of common stock (which is adjusted at the beginning of each year to remain at 10% of the outstanding shares of our common stock), plus all shares of common stock that remain available for the grant of awards under our 2003 Stock Option Plan (“Prior Plan”), plus shares of common stock subject to outstanding awards under the Prior Plan that later cease to be subject to those awards for any reason other than those awards having been exercised. Although the maximum number of shares of common stock available for grant of awards under the 2007 Plan adjusts on the first day of each year to 10% of our outstanding shares of common stock, we exclude shares of common stock subject to previously-granted awards under the 2007 Plan from our calculation of shares available for grant. The maximum number of shares of common stock available for grant of awards under the 2007 Plan is also subject to adjustment for corporate events such as recapitalizations, stock splits, stock dividends and other corporate events. See “Awards Under the 2007 Plan — Corporate Events,” below.

Our common stock issued or to be issued under the 2007 Plan consists of authorized but unissued shares. If an award granted under the 2007 Plan expires, is forfeited or becomes unexercisable for any reason without having been exercised in full, the undelivered shares of common stock that were subject to the award become available for future awards under the 2007 Plan.

Maximum Amount of Compensation that May be Paid to a Participant.  The maximum shares of common stock that may be subject to incentive stock options granted under the 2007 Plan is 1,100,000. The maximum number of shares of common stock that may be subject to all awards granted to any one participant in each fiscal year is 330,000 shares. The maximum number of shares of common stock that may be subject to nonqualified stock options and stock appreciation rights granted to any one participant during a fiscal year is 330,000 shares. The amount that may be paid in cash pursuant to performance awards granted to a Covered Employee that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code is $5,000,000 for each fiscal year during the applicable performance period.

Administration.  The 2007 Plan provides for administration by the Board or the Compensation Committee, or another committee of the Board designated by the Board. Subject to the terms of the 2007 Plan, the Board or the Compensation Committee has broad authority to, among other things, select participants to receive awards, determine the types of awards and terms and conditions of awards and interpret provisions of the 2007 Plan. Currently, the 2007 Plan is administered by the Compensation Committee. Under NASDAQ rules, members of the Compensation Committee are required to satisfy the NASDAQ’s standards for independence, subject to certain narrow exceptions. The Compensation Committee may delegate various functions to subcommittees or certain officers.

Awards Under the 2007 Plan

Stock Options.  The 2007 Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Code and stock options that do not qualify as incentive stock options (i.e., nonqualified stock options). The exercise price of each stock option may not be less than 100% of the fair market value of the common stock on the date of grant. In the case of certain 10% stockholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant. An exception to these requirements is made for options that we grant in substitution for options held by employees of companies that we acquire. In such a case, the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

The term of each stock option is fixed at the time of grant and may not exceed 10 years from the date of grant. The Compensation Committee determines when each option may be exercised and the period of time, if any, after retirement, death, disability or other termination of employment during which options may exercised. Options may be exercisable in installments. The exercisability of options may be accelerated by the Compensation Committee. In general, a participant may pay the exercise price of an option in cash or in cash equivalents, by tendering shares of common stock having an aggregate fair market value at the time of exercise equal to the total exercise price, by surrendering a sufficient portion of the shares with respect to which the option is exercised having an aggregate fair market value at the time of exercise equal to the total exercise price, by a sale through a broker-dealer or in a combination of these forms, as permitted by the Compensation Committee. The 2007 Plan prohibits the repricing of stock options without stockholder approval.

Stock Appreciation Rights.  A stock appreciation right provides the right to receive a number of shares or, in the discretion of the Compensation Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the rights during a specified period of time. The Compensation Committee may grant stock appreciation rights subject to such terms and conditions and exercisable at such times as determined by the Compensation Committee and specified in the applicable award agreement. The price at which stock appreciation rights may be exercised will not be less than 100% of the fair market value of our common stock on the date of grant, unless the award is granted in substitution of an award held by an employee of a company we acquire. The term of a stock appreciation right will not exceed 10 years. Stock appreciation rights may not be repriced without stockholder approval.

Restricted Stock.  A restricted stock award is an award of shares that is subject to one or more restrictions, including, without limitation, a restriction that constitutes a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and prohibitions regarding the transferability of the shares, for a period to be determined by the Compensation Committee. The Compensation Committee has the discretion to determine the terms of any restricted stock award including the number of shares subject to the award, the price (if any) paid for shares subject to the award and the minimum period over which a restricted stock award may be vested. Unless otherwise determined by the Compensation Committee, participants holding shares subject to restricted stock awards may exercise full voting rights with respect to the shares during the restriction period and will be entitled to receive all dividend and other distributions with respect to the shares.

Restricted Stock Units.  A restricted stock unit is an award of units denominated in shares and payable in shares or cash, which is subject to such performance and/or other conditions as are specified by the Compensation Committee. The Compensation Committee has the discretion to determine the terms of any restricted stock unit award, including the number of shares subject to such award and the minimum period over which the award may vest and be settled. Holders of restricted stock units will be entitled to receive dividend equivalents only to the extent provided by the Compensation Committee.

Performance Awards.  The 2007 Plan provides for the grant of performance awards, ultimately payable in common stock or cash (or a combination thereof), as determined by the Compensation Committee. Performance awards are conditioned upon the level of achievement of one or more stated performance goals over a specified performance period that is not shorter than one year. The applicable award agreement will specify the amount, or the formula for determining the amount, that may be earned under the performance award, the performance criteria and level of achievement versus the performance criteria that will determine the amount payable under the performance award, the performance period over which performance is measured, and such other terms and conditions as the Compensation Committee may determine. Performance awards to Covered Employees or to individuals who are likely to be Covered Employees may be designed to qualify as “performance-based compensation” under Section 162(m) of the Code to the extent the Compensation Committee so designates. Notwithstanding satisfaction of any applicable performance goals, the number of shares issued under or the amount paid under an award may, to the extent specified in the award agreement, be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion shall determine.

Performance goals set by the Compensation Committee may relate to one or more of the following objective performance criteria (on an absolute basis or relative to the performance of other business entities) that the Compensation Committee determines is appropriate: (i) earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis), (ii) return on equity, (iii) return on assets or net assets, (iv) return on capital or invested capital and other related financial measures, (v) cash flow or EBITDA or EBITDAX, (vi) revenues, (vii) income or operating income, (viii) expenses or costs or expense levels or cost levels (absolute or per unit), (ix) one or more operating ratios, (x) stock price, (xi) total stockholder return, (xii) operating profit, (xiii) profit margin, (xiv) capital expenditures, (xv) net borrowing, debt leverage levels, credit quality or debt ratings, (xvi) the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions, (xvii) net asset value per share, (xviii) economic value added, (xix) individual business objectives, (xx) growth in production, (xxi) growth in reserves, (xxii) reserve replacement ratio and/or (xxiii) finding and development costs per unit. The performance goals based on these performance measures may be made relative to the performance of other business entities.

Other Awards.  In addition to the award types described above, the 2007 Plan permits the granting of the following types of awards:

•	Shares of unrestricted stock, which are shares of common stock issued at no cost or for a purchase price and that are free from any transferability and forfeiture restrictions.

•	Other incentive awards, which may be payable in common stock, cash or other property as determined by the Compensation Committee. The terms and conditions of such awards will be specified by the Compensation Committee in the applicable award agreement.

Transferability.  Unless otherwise provided by the Compensation Committee, awards under the 2007 Plan are generally only transferable (i) by the recipient’s last will and testament and by the applicable laws of descent and distribution, (ii) pursuant to a domestic relations order or (iii) to immediate family members or trusts or partnerships solely for the benefit of the participant’s immediate family members. Incentive stock options are transferable only as provided in clause (i) above.

Tax Withholding.  A participant must satisfy any applicable federal, state, local or foreign tax withholding obligations that arise due to an award made under the 2007 Plan, and the Compensation Committee will not be required to issue any shares or make any payment until the participant satisfies those obligations in a manner satisfactory to us. The Compensation Committee may permit tax withholding obligations to be satisfied by having the Company withhold a portion of the shares that would otherwise be issued to the participant under an award or by allowing the participant to surrender previously acquired shares.

Amendment and Termination.  Our Board may amend, suspend or terminate the 2007 Plan at any time and for any reason. Amendments to the 2007 Plan will be submitted for stockholder approval if an amendment increases the maximum number of shares available under the 2007 Plan (except as otherwise allowable under the 2007 Plan), changes the designation or class of persons eligible to receive awards under the 2007 Plan or if required by applicable law or by applicable stock exchange listing requirements. Amendments to limit the scope of the 2007 Plan do not require stockholder approval. No amendment to the 2007 Plan or awards may adversely affect in any material way any outstanding award without the consent of the holder of such award.

Corporate Events.  We may make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2007 Plan, including the individual limitations on awards, to reflect recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends and other similar events. Unless provided otherwise in an applicable award agreement, in the event of a “change in control” (as defined in the 2007 Plan), the vesting of all awards will be accelerated and any performance criteria will be deemed to be achieved to the maximum extent possible. If there is a change in control and we are not the surviving corporation (or if we survive only as a subsidiary of another corporation), unless the Compensation Committee determines otherwise, awards will be replaced with similar awards of the surviving corporation (or parent of the surviving corporation). The Compensation Committee may require the surrender to us by selected participants of some or all of the outstanding awards held by such participants, at which time we will cancel those awards and cause to be paid to each affected participant a certain amount of cash per share, as specified in the 2007 Plan.

Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the U.S. federal tax consequences to participants arising from participation in the 2007 Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of participants in the 2007 Plan may vary depending on the particular situation and therefore may be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state or local tax consequences.

Incentive Options; Nonqualified Options; Stock Appreciation Rights.  Participants will not realize taxable income upon the grant of a nonqualified stock option or a stock appreciation right. Upon the exercise of a nonqualified stock option or a stock appreciation right, a participant will recognize ordinary compensation income (subject to withholding) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price (if any) paid. A participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a stock appreciation right, or pursuant to the cash exercise of a nonqualified stock option, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “Federal Income Tax Consequences — Tax Code Limitations on Deductibility” below, we or one of our subsidiaries (as applicable) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described above.

Participants eligible to receive an incentive stock option will not recognize taxable income on the grant of an incentive stock option. Upon the exercise of an incentive stock option, a participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the incentive stock option (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the participant, which may cause such participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an incentive stock option would be allowed as a credit against the participant’s regular tax liability in a later year to the extent the participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the incentive stock option), a participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Stock. However, if a participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the incentive stock option (or, if less, the amount realized in the case of an arm’s-length disposition to an unrelated party) exceeds the exercise price paid by the participant for such ISO Stock. A participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

Generally, we will not be entitled to any federal income tax deduction upon the grant or exercise of an incentive stock option, unless a participant makes a Disqualifying Disposition of the ISO Stock. If a participant makes a Disqualifying Disposition, we will then, subject to the discussion below under “Federal Income Tax Consequences — Tax Code Limitations on Deductibility,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.

Under current rulings, if a participant transfers previously held shares of common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a nonqualified stock option or incentive stock option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the nonqualified stock option or incentive stock option exercise price (although a participant would still recognize ordinary compensation income upon exercise of a nonqualified stock option in the manner described above). Moreover, that number of shares of common stock received upon exercise that equals the number of shares of previously held common stock surrendered in satisfaction of the nonqualified stock option or incentive stock option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the nonqualified stock option or incentive stock option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above. If a reload option is issued in connection with a participant’s transfer of previously held common stock in full or partial satisfaction of the exercise price of an nonqualified stock option or incentive stock option, the tax consequences of the reload option will be as provided above for a nonqualified stock option or incentive stock option, depending on whether the reload option itself is a nonqualified stock option or incentive stock option.

The 2007 Plan allows the Compensation Committee to permit the transfer of awards in limited circumstances. See “Summary of the 2007 Plan — Transferability.” For income and gift tax purposes, certain transfers of nonqualified stock options and stock appreciation rights generally should be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service (“IRS”) has not provided formal guidance on the income tax consequences of a transfer of nonqualified stock options (other than in the context of divorce) or stock appreciation rights. However, the IRS has informally indicated that after a transfer of stock options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the stock options.

In addition, if a participant transfers a vested nonqualified stock option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the nonqualified stock option at the time of the gift. The value of the nonqualified stock option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the nonqualified stock option and the illiquidity of the nonqualified stock option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $13,000 (for 2011) per donee, (ii) the transferor’s lifetime unified credit or (iii) the marital or charitable deduction rules. The gifted nonqualified stock option will not be included in the participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested nonqualified stock options has not been extended to unvested nonqualified stock options. Whether such consequences apply to unvested nonqualified stock options is uncertain, and the gift tax implications of such a transfer are a risk the transferor will bear upon such a disposition. The IRS has not specifically addressed the tax consequences of a transfer of stock appreciation rights.

Restricted Stock Awards; Restricted Stock Units; Cash Awards.  A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. A participant will not have taxable income at the time of grant of a stock award in the form of restricted stock units denominated in common stock, but rather, will generally recognize ordinary compensation income at the time he receives cash or common stock in settlement of the restricted stock units in an amount equal to the cash or the fair market value of the common stock received. In general, a participant will recognize ordinary compensation income as a result of the receipt of common stock pursuant to a restricted stock award in an amount equal to the fair market value of the common stock when such stock is received; provided that, if the stock is not transferable and is subject to a substantial risk of forfeiture when received, a participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock (i) when the common stock first becomes transferable or is no longer subject to a substantial risk of forfeiture, in cases where a participant does not make an valid election under section 83(b) of the Code, or (ii) when the common stock is received, in cases where a participant makes a valid election under section 83(b) of the Code.

A participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above for common stock or cash received. Dividends that are received by a participant before the common stock is taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis in the common stock received by a participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse.

Subject to the discussion immediately below, we or one of our subsidiaries (as applicable) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described above.

Tax Code Limitations on Deductibility.  In order for the amounts described above to be deductible, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Our ability (or the ability of one of our subsidiaries, as applicable) to obtain a deduction for future payments under the 2007 Plan could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Finally, our ability (or the ability of one of our subsidiaries, as applicable) to obtain a deduction for amounts paid under the 2007 Plan could be limited by Section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to “covered employees” of a publicly traded corporation to $1,000,000 for any such officer during any taxable year of the corporation. However, an exception applies to this limitation in the case of certain “performance-based compensation.” In order to exempt “performance-based compensation” from the $1,000,000 deductibility limitation, the grant or vesting of the award relating to the compensation must be based on the satisfaction of one or more performance goals as selected by the Compensation Committee. Performance-based awards intended to comply with Section 162(m) may not be granted in a given period if such awards relate to shares of common stock that exceed a specified limitation or, alternatively, the performance-based awards may not result in compensation, for a participant, in a given period that exceeds a specified limitation. If the material terms of the 2007 Plan are reapproved at the annual meeting, a participant who receives an award or awards intended to satisfy the “performance-based compensation” exception to the $1,000,000 deductibility limitation may not receive performance-based awards relating to more than 330,000 shares of common stock or, with respect to awards not related to shares of common stock, $5,000,000, in any given fiscal year. Although the 2007 Plan has been drafted to satisfy the requirements for the “performance-based compensation” exception, we may determine that it is in our best interests not to satisfy the requirements for the exception. See “Summary of the 2007 Plan — Awards under the 2007 Plan — Performance Awards.”

Requirements Regarding Deferred Compensation.  Certain of the benefits under the 2007 Plan may constitute “deferred compensation” within the meaning of Section 409A of the Code. Failure to comply with the requirements of Section 409A regarding the timing of payment distributions could result in the affected participants being required to recognize ordinary income for federal tax purposes earlier than expected, and being subject to substantial penalties.

New Plan Benefits and Previously Awarded Options

The awards, if any, that will be made to eligible persons under the 2007 Plan are subject to the discretion of the Compensation Committee and, therefore, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our executive officers, employees and directors under the 2007 Plan. Therefore, a New Plan Benefits Table is not provided.

We made annual equity awards under the 2007 Plan in 2010 to the named executive officers, outside directors and to other eligible employees. The 2010 grants to the named executive officers are reflected in the “Grants of Plan-Based Awards for Year Ended December 31, 2010” table on page 42 of this proxy statement. The 2010 grants to outside directors are reflected in the Director Compensation Table on page 50 of this proxy statement. On April 13, 2011, the closing price of our common stock was $27.73 per share.

The following table sets forth, for the named executive officers and certain other groups, all shares underlying outstanding stock options awarded before December 31, 2010, under the 2007 Plan and the Prior Plan. No associate of any of the directors, named executive officers or nominees set forth below holds or has held options to purchase our common stock.

Number of Shares
Issued or Underlying
Name and Principal Position	Options

J. Ross Craft
President and Chief Executive Officer	152,892
Steven P. Smart
Executive Vice President and Chief Financial Officer	28,845
J. Curtis Henderson
Executive Vice President and General Counsel	—
Qingming Yang
Executive Vice President — Business Development & Geosciences	—
Ralph P. Manoushagian
Executive Vice President — Land	28,845

All executives as a group	210,582

Non-executive director group(1)	—
Non-executive officer employee group	123,756

Total	334,338

(1)	Consists of all members of the Board who are not also our executive officers.

Vote Required

The reapproval of the material terms of the 2007 Plan to comply with the “performance-based compensation” exception of Section 162(m) of the Code requires the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote on the matter.

Board Recommendation

The Board believes that the reapproval of the material terms of the 2007 Plan for purposes of Section 162(m) is essential to our continued success. For the reasons stated above, the stockholders are being asked to approve this proposal.

The Board recommends a vote “FOR” the reapproval of the material terms of the 2007 Plan to comply with Section 162(m) of the Code.

PROPOSAL 5 -

RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Hein & Associates LLP (“Hein”) as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2011, and our internal controls over financial reporting as of December 31, 2011. Hein has served as our independent registered public accounting firm since 2005 and has provided us certain audit-related services during that time. Hein also provided us certain tax services through 2008. Representatives of Hein are expected to be present at the annual meeting to respond to appropriate questions from stockholders and will be given the opportunity to make a statement if they desire to do so.

The submission of this matter for approval by stockholders is not legally required; however, the Board and Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board and Audit Committee on an important issue of corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm.

Vote Required

The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote on the matter is required for the ratification of the appointment of Hein & Associates LLP as our independent registered public accounting firm for fiscal year 2011.

Board Recommendation

The Board recommends a vote “FOR” the ratification of the appointment of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year 2011.

BOARD OF DIRECTORS, BOARD MEETINGS AND COMMITTEES

Board Structure

As of the date of this proxy statement, our Board has seven directors and two committees, the Audit Committee and the Compensation and Nominating Committee. Our Board is classified into three classes of directors, each serving staggered, three-year terms. As a result, stockholders will elect a portion of our Board each year. The current terms of Class I, Class II and Class III directors expire at the annual meeting of stockholders in 2011, 2012 and 2013, respectively. Our bylaws provide that the Board will consist of at least three but not more than nine directors, and the exact number of directors that make up the Board will be fixed from time to time by resolution of the Board. No decrease in the number of directors may shorten the term of any incumbent director.

Board Meetings

During 2010, our Board held 10 meetings. The independent directors met two times in executive session during 2010. Each director attended at least 75% of the meetings of the Board.

Board Leadership Structure

Our Board currently separates the roles of Chairman of the Board and Chief Executive Officer (“CEO”). The Board believes that the functions of the Chairman of the Board are distinct from those of the CEO. The Board believes that, although these functions may be fulfilled by a single individual, separation of the positions currently serves to enhance the Board’s oversight of, and independence from, management. Our Board does not have a written policy regarding the separation of the positions of Chairman and CEO, and may modify this structure in the future to best address circumstances as appropriate.

The Board’s Role in Risk Oversight

Assessing and managing risk is the responsibility of the management of the Company. However, the Board has an active role, as a whole, and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each.

Under its charter, the Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. In addition, the Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting, tax and legal matters as well as liquidity risks and guidelines, policies and procedures for monitoring and mitigating risks.

The Audit Committee meets regularly in executive session without the Company’s independent registered public accounting firm and without management. Members of the Audit Committee routinely attend meetings of the Company’s Disclosure Committee, which meets before the Company files quarterly and annual financial reports with the SEC. In addition, the Audit Committee reviews and discusses with management and the Company’s independent registered public accounting firm any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting. The Audit Committee also meets with our internal controls, Sarbanes-Oxley compliance and enterprise risk management consultants, and, if applicable, reviews related-party transactions for potential conflicts of interest. Specifically relating to enterprise risk management during 2010-2011, the Company performed an enterprise risk assessment to identify key risks and assess procedures for managing, monitoring and mitigating risks. The Audit Committee met with management and the Company’s enterprise risk management consultant regarding this process.

The Compensation and Nominating Committee manages risks associated with executive compensation and the independence of the Board, and meets regularly in executive session without management. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Committee Composition and Meetings

Committee membership during the last fiscal year, number of meetings and the function of each of the committees are described below. Each of the committees operates under a written charter adopted and approved by our Board. Each of the committee charters is available under the Corporate Governance section of our website at www.approachresources.com and is available in printed form upon request by any stockholder.

		Compensation	Board of
Name of Director	Audit	and Nominating	Directors

Alan D. Bell	Member(1)		Member
James H. Brandi	Member	Member(2)	Member
J. Ross Craft			Member
James C. Crain	Chair(1)	Member	Member
Bryan H. Lawrence			Chair
Sheldon B. Lubar		Chair(2)	Member
Christopher J. Whyte	Member		Member
Number of meetings in 2010	6	6	10

(1)	Mr. Bell was appointed Chair of the Audit Committee effective March 7, 2011.

(2)	Mr. Brandi was appointed Chair of the Compensation and Nominating Committee effective March 7, 2011.

Each committee member attended at least 75% of the meetings of each committee on which such member served.

Audit Committee

We have an Audit Committee established in accordance with Section 10A-3 of the Exchange Act. Our Audit Committee is composed of Alan D. Bell, Chairman, James H. Brandi, James C. Crain and Christopher J. Whyte. Our Board has determined that all members of the Audit Committee satisfy the independence criteria applicable to Audit Committee members under NASDAQ and SEC rules and regulations. Additionally, the Board has determined that each member of the Audit Committee has accounting and related financial management expertise under NASDAQ rules. The Board has determined that Alan D. Bell, James C. Crain and Christopher J. Whyte are each “audit committee financial experts” as described in Item 407(d)(5) of Regulation S-K.

The Audit Committee oversees the annual audit and recommends to our Board the independent public accountants who audit our financial statements. The Audit Committee also approves any other services provided by public accounting firms. The Audit Committee assists our Board in fulfilling the Board’s oversight responsibility to the stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence. The Audit Committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and our Board have established. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee, our independent registered public accounting firm and our management. For ease of reference in this proxy statement we may refer to the independent registered public accounting firm as our “accounting firm.”

Principal responsibilities of the Audit Committee under its charter include the following:

•	appoint, determine funding for and oversee our accounting firm;

•	pre-approve all auditing services, internal control-related services and permitted non-audit services (including fees and terms) to be performed for us by our accounting firm;

•	review and discuss with management and our accounting firm our quarterly and annual financial statements;

•	review and discuss quarterly reports from our accounting firm on critical accounting policies to be used, any alternative treatments of financial information within U.S. generally accepted accounting principles (“GAAP”) that have been discussed with management and other material written communications between the accounting firm and management;

•	discuss with management our earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts;

•	discuss with management our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	review and discuss with management and our accounting firm our internal controls report and our accounting firm’s attestation of the report before the filing of the Company’s annual report on Form 10-K;

•	review and evaluate the lead partner of our accounting firm team; and

•	establish policies and procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters or alleged breaches of our Code of Conduct.

Compensation and Nominating Committee

The Compensation and Nominating Committee (“Compensation Committee”) oversees our executive and director compensation and the Board nominees for election by stockholders. Our Compensation Committee is composed of James H. Brandi, Chairman, James C. Crain and Sheldon B. Lubar. Our Board has determined that all members of the Compensation Committee satisfy the independence criteria applicable to compensation committee members under applicable SEC and NASDAQ rules and regulations.

Principal responsibilities of the Compensation Committee under its charter include the following:

•	review and approve corporate goals and objectives relating to compensation for our CEO, evaluate the CEO’s performance in light of these goals and objectives and recommend to the Board the CEO’s annual compensation;

•	review and approve the evaluation process and compensation structure for our executive officers and key employees and, in consultation with the CEO, recommend to the Board the annual compensation for such officers and key employees;

•	review and administer our incentive compensation and stock-based plans;

•	review director compensation and recommend to the Board the form and amount of director compensation;

•	meet with management to review and discuss the Compensation Discussion and Analysis required by the SEC’s rules and regulations;

•	establish procedures for evaluating the suitability of potential director nominees;

•	recommend to the Board the director nominees for election by the stockholders or appointment by the Board, as applicable;

•	review the suitability for continued service as a director of each Board member; and

•	review periodically the size and composition of the Board and recommend to the Board any appropriate changes, subject to our bylaws.

CORPORATE GOVERNANCE

We are committed to sound corporate governance principles. Following such principles is essential to running our business efficiently and maintaining our integrity in the marketplace. Our corporate governance documents are available under the Corporate Governance section of our website at www.approachresources.com, and are available in print upon request by any stockholder to our Corporate Secretary, Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116. The information on our website is not part of this proxy statement.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers and employees. The Code of Conduct is available under the Corporate Governance section of our website at www.approachresources.com. Any change to or waiver from our Code of Conduct may be made only by the Board or, in the case of any change in or waiver for any of our officers, by our independent directors. All changes and waivers will be disclosed as required by applicable SEC and NASDAQ rules and regulations.

Board Independence

The Board has determined that Mr. Brandi, Mr. Bell, Mr. Crain, Mr. Lubar and Mr. Whyte are independent within the meaning of applicable SEC and NASDAQ rules and regulations. Furthermore, the Board has determined that each of the current members of both the Audit Committee and the Compensation Committee is independent within the meaning of applicable SEC and NASDAQ rules and regulations.

In determining the independence of Board and committee members under applicable SEC and NASDAQ rules and regulations, the Board specifically considered Mr. Brandi’s position as a Managing Director of BNP Paribas (“Paribas”). Mr. Brandi became a Managing Director of Paribas in May 2010, after the acquisition by Paribas of Hill Street Capital, a financial advisory and private investment firm where Mr. Brandi was formerly a partner. In an unrelated transaction, Paribas became a party to our Credit Agreement in May 2010, after acquiring Fortis Capital Corp., a former member of our bank group. As a member of our bank group and party to our Credit Agreement, Paribas has committed to loan us 23.33% of our total borrowing base of $150 million and indirectly receives a proportionate share of the interest and fees that we pay to the bank group for maintaining our revolving credit facility. Mr. Brandi has no direct or indirect material interest in this transaction. After reviewing all of the relevant facts and circumstances of Mr. Brandi’s employment by Paribas and Paribas’s relationship with the Company, the Board determined Mr. Brandi to be independent under applicable SEC and NASDAQ rules and regulations regarding independence. The Board also determined that

Mr. Brandi would continue to qualify as an “outside director” under Section 162(m) of the Code and applicable regulations.

Identifying and Evaluating Nominees for Directors

The policy of the Compensation Committee is to consider properly submitted nominations for candidates for membership on the Board. The Compensation Committee and Board seek individuals who are of high ethical character and who share our values.

The Compensation Committee and the Board also seek individuals with a diversity of professional experiences, including chief executive officers and other operating executives, investment and finance professionals, attorneys and individuals with experience or advanced degrees in public accounting. Other criteria that the committee will use to evaluate director nominees are:

•	a candidate’s strength of character, independence of opinion and sound business judgment;

•	the proportion of Board members who meet the criteria for independence required by NASDAQ;

•	a candidate’s broad understanding of business, financial affairs and the complexities of a business organization;

•	a candidate’s ability to work with our other directors and executives in accomplishing our objectives and representing stockholders;

•	a candidate’s ability to devote sufficient time to effectively administer our affairs; and

•	a candidate’s educational background and expertise in areas significant to our operations.

The Compensation Committee has no specific policy on diversity. However, the committee does not discriminate on the basis of race, gender, age or cultural background in identifying and nominating nominees for director. For purposes of consideration of diversity, the Compensation Committee and the Board include members with differences of viewpoint, professional experience, education, skills and other individual qualities and attributes.

The Compensation Committee may consider suggestions from many sources regarding possible candidates for nomination to the Board, including suggestions from management, directors and stockholders. For the deadlines for stockholder suggestions to the Compensation Committee of individuals to be considered for nomination as candidates to be elected at the 2011 annual meeting of stockholders, see “Submission of Stockholder Proposals and Other Deadlines for the 2011 Annual Meeting of Stockholders.” Any such suggestion should be sent to the Compensation Committee, c/o our Corporate Secretary, Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, together with the same information as that described in our bylaws for stockholder nominations made by the Board or management. The information should also include the name and address of the stockholder recommending the individual, the number of shares owned beneficially and of record by the stockholder, the suggested individual’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being suggested for the committee’s consideration, the information about the individual being suggested that would be required to be included in a proxy statement filed with the SEC and an indication of the individual’s willingness to be named as a nominee and to serve as a director if nominated by the committee and the Board. Possible candidates who have been suggested by stockholders are evaluated by the committee in the same manner as are other possible candidates. The committee has not retained a third-party search firm to identify candidates at this time but may do so in the future in its discretion.

Mr. Bell is our only nominee for director who is not a previously-elected director standing for re-election. Mr. Bell was introduced to the Company through the Company’s independent accounting firm. The Compensation and Nominating Committee evaluated Mr. Bell’s qualification to serve on the Company’s Board pursuant to its director nomination guidelines. In August 2010, Mr. Bell was recommended by the independent directors of our Compensation and Nominating Committee, and subsequently was unanimously appointed by the Board, to serve as a director of the Company.

Communications with the Board

Stockholders may send written communications to the Board, c/o our Corporate Secretary, Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116. These communications will be compiled by the Corporate Secretary and promptly forwarded to the Board.

Director Attendance at Annual Meetings of Stockholders

Our Board expects directors to attend the annual meetings of our stockholders. We have formalized this expectation in a written policy that has been approved by the Compensation Committee and the Board. All directors attended the last annual meeting of stockholders either in person or by telephone.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of our common stock to file initial reports of ownership on Form 3 and reports of changes of ownership on Forms 4 and 5 with the SEC. These officers, directors and 10% beneficial owners are also required to furnish us with copies of all Section 16(a) forms that they file. Specific due dates for these reports have been established by regulation, and we are required to report in this proxy statement any failure to file by these dates in 2010.

We are aware that a Form 4 was not timely filed on behalf of each of James H. Brandi, James C. Crain, Sheldon B. Lubar and Christopher J. Whyte for grants of restricted shares that they elected to receive as of April 1, 2010, as part of their respective annual director compensation. A Form 4 for each of these directors was filed on April 30, 2010. Based solely on our review of reports and written representations that we have received during the year ended December 31, 2010, we believe that all other required reports were timely filed.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of April 13, 2011, beneficial ownership of our common stock by our directors, the executive officers named in the Summary Compensation Table in this proxy statement, all directors and executive officers as a group and all persons who were known to us to be the beneficial owners of more than 5% of our outstanding shares:

	Number of Shares of
Name	Common Stock Owned(1)	Percent(2)

Directors and Executive Officers:*
J. Ross Craft(3)(4)	924,552	3.25%
Steven P. Smart(3)(4)	324,967	1.14%
J. Curtis Henderson(3)	283,435	*
Ralph P. Manoushagian(3)(4)	253,754	*
Qingming Yang(3)	160,700	*
Bryan H. Lawrence(5)(6)	3,189,687	11.21%
Alan D. Bell(3)	6,798	*
James H. Brandi(3)	32,924	*
James C. Crain(3)	30,250	*
Sheldon B. Lubar(3)(7)	989,201	3.48%
Christopher J. Whyte(3)	33,266	*
All executive officers and directors as a group (12 persons)(4)	6,233,688	21.90%
Other Beneficial Owners:
Yorktown Energy Partners V, L.P.(5)(8)	1,082,567	3.80%
Janus Capital Management LLC(9)	1,492,470	5.24%

*	Less than one percent.

(1)	Unless otherwise indicated, all shares of stock are held directly with sole voting and investment power.

(2)	Based on 28,460,473 shares of our common stock outstanding at April 13, 2011.

(3)	C/o Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116.

(4)	The number of shares beneficially owned includes the following shares that are subject to options that are currently exercisable or will become exercisable within 60 days of the date of this proxy statement:

Name of Beneficial Owners	Shares Subject to Options

J. Ross Craft	152,892
Steven P. Smart	28,845
Ralph P. Manoushagian	28,845

Total	210,582

The number of shares beneficially owned also includes 4,154 restricted shares issued to William S. Buckler, III, in connection with his employment as Vice President — Engineering on April 5, 2011.

(5)	Has a principal business address of 410 Park Avenue, 19th Floor, New York, New York 10022.

(6)	Includes attribution of shares held by Yorktown Energy Partners V, L.P. and its affiliates. Mr. Lawrence disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(7)	Includes attribution of shares held by Lubar Equity Fund, LLC and Lubar Nominees. Mr. Lubar disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(8)	Based on Form 4 filed March 16, 2011, reporting ownership as of March 14, 2011. Yorktown V Company LLC is the sole general partner of Yorktown Energy Partners V, L.P. As a result, Yorktown V Company LLC may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Yorktown Energy Partners V, L.P.

(9)	Based on Schedule 13G filed February 14, 2011, reporting ownership as of December 31, 2010. Janus Capital Management LLC (“Janus”), as an investment adviser, has the sole and shared power to vote 1,492,470 and 0 shares, respectively, and the sole and shared power to dispose of 1,492,470 and 0 shares, respectively. Janus’s principal business address is 151 Detroit Street, Denver, Colorado 80206.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers.

Name	Age	Position

J. Ross Craft	54	President, Chief Executive Officer and Class III Director
Steven P. Smart	56	Executive Vice President and Chief Financial Officer
J. Curtis Henderson	48	Executive Vice President, General Counsel and Secretary
Qingming Yang	48	Executive Vice President — Business Development and Geosciences
Ralph P. Manoushagian	59	Executive Vice President — Land
William S. Buckler, III	49	Vice President — Engineering

J. Ross Craft has been our President and Chief Executive Officer and a member of our Board since our inception in September 2002. For Mr. Craft’s biographical information, please see “Proposal One — Election of Directors — Directors.”

Steven P. Smart joined us as Treasurer at our inception in September 2002. Mr. Smart was named Vice President — Finance in August 2005, and promoted to Executive Vice President and Chief Financial Officer in June 2007. From 2000 to 2002, Mr. Smart was Controller and Treasurer of Prize Energy Corp., a public exploration and production company. From 1998 to 2000, Mr. Smart was a Senior Manager in the Energy Industry group at Arthur Andersen LLP. Prior to 1998, Mr. Smart served in senior executive financial positions with several public and private oil and gas companies, including Magnum Hunter Resources Inc. and Saxon Oil Co. Mr. Smart began his career in public accounting with Deloitte & Touche (formerly Touche Ross). Mr. Smart has over 30 years of experience with both public and private companies in the oil and gas industry. Mr. Smart holds a B.B.A. in Accounting from Angelo State University and is a licensed Certified Public Accountant in the State of Texas.

J. Curtis Henderson joined us in February 2007 as Executive Vice President, General Counsel and Secretary. From 2005 to 2007, Mr. Henderson served as President and Chief Executive Officer of Coterie Capital Partners, Ltd., a private equity partnership in Dallas, Texas. From 1996 to 2005, Mr. Henderson served as General Counsel of Nucentrix Broadband Networks, Inc., a public, broadband wireless telecommunications company based in Dallas. While he was at Nucentrix, Mr. Henderson oversaw its sale to an affiliate of Nextel Communications Inc. under Section 363 of the United States Bankruptcy Code in 2004. Mr. Henderson began his career as a lawyer in the corporate and securities section of Locke Lord Bissell & Liddell (formerly Locke Purnell Rain Harrell). Mr. Henderson has over 23 years of experience in public and private securities, mergers and acquisitions, corporate finance and regulatory affairs. Mr. Henderson holds a B.A. in Political Science from Austin College and a J.D. from Washington and Lee University School of Law, where he served as Articles Editor of the Washington and Lee Law Review. Mr. Henderson is the brother-in-law of J. Ross Craft, our CEO and President.

Qingming Yang joined us in July 2009 as Vice President — Exploration. In November 2010, Dr. Yang was named Executive Vice President — Business Development and Geosciences. Dr. Yang has over 25 years of domestic and international exploration, technical and operating experience in the oil and gas industry. Before joining Approach, Dr. Yang was employed by Pioneer Natural Resources for 12 years in a variety of positions, including Exploration Manager for Worldwide Exploration and Business Development, Geosciences Advisor and Technical Lead for Pioneer’s Eagle Ford Shale team. Dr. Yang is a member of American Association of Petroleum Geologists (AAPG) and served as an Associate Editor for the AAPG Bulletin from 2003-2009. In addition, Dr. Yang was Chairman of Dallas Geological Society International Committee in 2002. Dr. Yang earned his B.S. in Petroleum Geology from Chengdu University of Technology in the People’s

Republic of China, his M.A. in Geology from George Washington University and his Ph.D. in Structural Geology from the University of Texas at Dallas.

Ralph P. Manoushagian joined us in February 2004 as Land Manager. Mr. Manoushagian was named Senior Vice President — Land in June 2007 and Executive Vice President — Land in June 2008. In 2003, Mr. Manoushagian worked as an independent landman. From 2001 to 2003, Mr. Manoushagian was the President of Hudco Fuels, a privately-owned fuel distributorship. Mr. Manoushagian has been an active landman and oil and gas operator for over 30 years. Mr. Manoushagian holds a B.B.A. in Finance from the University of North Texas and has been a Certified Professional Landman since 1988. Mr. Manoushagian is a director of the First Financial Bank of Southlake, Texas. He previously served as a director and Vice President of the Texas Independent Producers and Royalty Owners and as a director of the Texas Alliance of Energy Producers.

William S. Buckler, III joined us in April 2011 as Vice President — Engineering. Mr. Buckler has over 26 years of operating and engineering experience in the oil and gas industry. Before joining Approach, Mr. Buckler was employed by Chief Oil & Gas LLC as Senior Vice President — Operations and Engineering from 2008 to 2011. While at Chief, Mr. Buckler managed the engineering, operations and procurement departments for Chief’s Barnett Shale and Marcellus Shale operations. From 2003 to 2008, Mr. Buckler was employed by Quicksilver Resources Inc. as Vice President — U.S. Operations. Prior to Quicksilver, Mr. Buckler served as Fort Worth Basin Operations and Engineering Supervisor for Mitchell Energy from 1997 to 2003. Mr. Buckler holds a B.S. in Petroleum Engineering from Texas A&M University and is a registered Professional Engineer licensed in Texas. Mr. Buckler is a member of the Society of Petroleum Engineers and of the Board of Directors of the Fort Worth Petroleum Club.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis contains statements regarding future Company performance goals and measures. These goals and measures are disclosed in the limited context of the Company’s incentive compensation program and are not statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts. Throughout this proxy statement, the individuals who serve as our CEO and Chief Financial Officer (“CFO”) as well as the other three most highly compensated individuals included in the Summary Compensation Table in this proxy statement, are referred to as our “named executive officers” or “executive officers.”

Introduction and Overview

The following discussion and analysis is intended to assist you in understanding our compensation program. It is intended to cover all the elements of compensation paid to our named executive officers and the reasoning used by the Compensation Committee in structuring our executive compensation program, which is designed primarily to incentivize our named executive officers to build long-term stockholder value.

We believe our success depends on the continued contributions of our named executive officers. Our executive compensation programs are designed with the philosophy of attracting, motivating and retaining experienced and qualified executive officers and directors with compensation that is competitive with comparable public companies and that recognizes both overall business and individual performance. Our policies are also intended to support the achievement of our strategic objectives by aligning the interests of our executive officers with those of our stockholders through operational and financial performance goals and equity-based compensation.

The three principal elements of our current executive compensation programs are annual base salary, annual incentive bonuses and long-term equity incentives in the form of stock-based awards under our 2007 Plan. Base salary is annual salary that pays for skill and experience and is required for market competitiveness. Annual incentive bonuses are annual, cash performance awards for achievement of then-current business goals. Long-term equity incentives are stock-based awards that provide a competitive, long-

term incentive to employees and named executive officers in direct alignment with stockholder interests. We also have employment agreements with our executive officers that contain employment terms, severance and change in control provisions. We believe these agreements are important to retain qualified executives in a competitive market for executive talent.

Executive Summary — 2010 Executive Compensation Program

We seek to pay our executive officers for performance, closely align the interests of our executive officers with the interests of our stockholders and attract, retain and motivate top executive talent. Below is a summary of our key performance results, achievements and compensation decisions in 2010. In reporting our financial and operating results, natural gas is converted at a rate of six thousand cubic feet (“Mcf”) of natural gas to one barrel of oil equivalent (“BOE”), natural gas liquids (“NGLs”) are converted at a rate of one barrel of NGLs to one BOE and oil and NGLs are converted at a rate of one barrel to six Mcf of gas equivalent (“Mcfe”). Amounts in $ per Boe are converted to amounts in $ per Mcfe at a rate of six to one ($0.06 per Boe equals $0.01 per Mcfe).

Our Performance in 2010.  We achieved strong operational and financial results and stockholder returns during 2010. Our executive officers were instrumental in helping us achieve these results. Key 2010 financial and operational results and stockholder returns that were instrumental in our compensation decisions are included below. Comparisons are to the prior year 2009.

•	We increased our total estimated proved reserves by 14.3 million BOE (“MMBoe”), or 39.3%, at a finding and development (“F&D”) (non-GAAP) cost of $5.70 per BOE;

•	We increased production 6% to 1.6 MMBoe;

•	We grew net income 243% to $0.34 per share;

•	We increased EBITDAX (non-GAAP) 17% to $1.94 per share;

•	We completed a detailed engineering, geological and petrophysical study of the Wolffork oil shale across our operating area in the Permian Basin;

•	We acquired approximately 34,800 net acres in and around our core operating area that we believe will be prospective for multiple formations, increasing our net acreage position in the Permian Basin by approximately 51%;

•	We closed a $101.8 million equity offering and used the proceeds to pay all outstanding long-term debt and help fund development of our Wolffork oil shale resource play;

•	We ended 2010 with a long-term debt to EBITDAX ratio of zero;

•	We began a pilot drilling program in the Wolffork oil shale resource play; and

•	Total stockholder returns in 2010 were 199%.

F&D cost and EBITDAX are non-GAAP financial measures. Reconciliation to our audited financial statements and other information on non-GAAP financial measures used in this proxy statement can be found following our annual report on Form 10-K that is being sent with this proxy statement. In addition, we describe how we calculate EBITDAX, F&D costs and drill-bit F&D costs from our audited financial statements and related notes on pages 33, 36 and 33, respectively, of this proxy statement.

Three-Year Stockholder Returns.  Our compensation policies are designed to focus our executive officers on the creation of long-term growth in stockholder value. The following graph compares the cumulative return on a $100 investment in our common stock from December 31, 2007, through December 31, 2010, to that of the cumulative, average return on a $100 investment in the Standard & Poor’s 500 (“S&P 500”) index, the Dow Jones U.S. Exploration & Production Total Stock Market (“E&P”) index and a group of our peer companies for the same period. We discuss our peer group below under “— Use of Peer Group Comparisons.” In addition to the peer group discussed below under “— Use of Peer Group Comparisons,” and for purposes of comparing stockholder returns in the graph below, we also include the following peers based on their emphasis on oil and NGL production: Berry Petroleum Company, Concho Resources Inc., Kodiak Oil & Gas Corp., Northern Oil & Gas, Inc., Oasis Petroleum Inc., Petroleum Development Corporation and Sandridge Energy, Inc. In calculating the cumulative return, reinvestment of dividends, if any, is assumed. This graph is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing. This historic stock performance is not indicative of future stock performance.

Annual Base Salaries.  Since we became a public company in 2007, we have attempted to provide our executive officers with annual base salaries that are competitive with industry peers, particularly in the Dallas — Fort Worth, Texas area, and that are at levels that we believe will allow us to retain our executive officers, with the goal of growing stockholder value. After challenging economic and industry conditions in 2008 and 2009, we did not materially increase salaries for the majority of our executive officers in 2009 and 2010. Annual base salaries for our named executive officers in 2010 ranged from $187,000 for Mr. Manoushagian to $312,500 for Mr. Craft. After strong operating and financial results and stockholder returns in 2010, we increased the range of annual base salaries for our executive officers to $200,000 for Mr. Manoushagian to $400,000 for Mr. Craft for 2011. More detailed information is provided below under “— Elements of the Company’s Executive Officer Compensation Program — Annual Base Salary.”

Performance-Based Annual Cash Incentive Plan.  Since 2008, we have provided our executive officers with annual cash incentive bonus opportunities under which we make payments based on the Company’s achievement of annual financial and operating measures that we believe are essential measurements of Company performance and cost control, and on each executive officer’s individual performance. For 2010, Company performance measures of production, reserves and EBITDAX per share growth, lease operating/general and administrative expense and drill-bit F&D costs represented 75% of each executive officer’s total bonus opportunity. Individual performance represented 25% of total bonus opportunity. Threshold and maximum bonus targets ranged from 35% — 75% of annual salary for Mr. Manoushagian and Dr. Yang to 50% — 150% of annual salary for Mr. Craft. Final incentive awards for 2010 ranged from $56,100 for Mr. Manoushagian to $187,500 for Mr. Craft. Consistent with our past practice, we have provided our executive officers with a cash incentive bonus opportunity based on substantially the same performance measures and target levels for 2011. More detailed information is provided below under “— Elements of the Company’s Executive Officer Compensation Program — Performance-Based Annual Incentive Awards.”

Long-Term Equity Incentives.  In 2010, we changed the long-term equity incentive component of our compensation program to further link our executives’ pay to performance and align their interests with those of our stockholders. In 2010, we granted our executive officers performance-based, long-term incentive restricted stock (“LTI”) awards, totaling 400,000 shares of restricted stock, or 1.8% of our weighted average shares of common stock outstanding in 2010. The LTI awards must first be earned based on the Company’s achievement of annual performance measures that we believe are strongly correlated to building stockholder value. The awards are then subject to multi-year, time-based vesting to encourage retention of our key executive officers. The applicable annual performance measures are reserves growth, F&D cost and debt-to-EBITDAX ratio in the performance year of 2010. If all performance measures are met, then the earned LTI awards will vest ratably over four years following the performance year 2010. LTI awards in 2010 ranged from 60,000 shares each for Mr. Manoushagian and Dr. Yang, to 120,000 shares for Mr. Craft. Because of Dr. Yang’s role in undertaking our study of the Wolffork oil shale under our Permian Basin acreage and beginning a pilot drilling program, as well as our goal of retaining Dr. Yang in a competitive market for executive and technical talent, we also granted Dr. Yang an additional award of 35,000 shares of time-vesting, restricted stock in 2010. After strong operating and financial results and stockholder returns in 2010, in 2011 we granted our executive officers LTI awards totaling 204,000 shares of restricted stock, or 0.9% of our weighted average shares of common stock outstanding in 2010, tied to substantially the same performance measures and vesting dates as the 2010 LTI awards. More detailed information is provided below under “— Elements of the Company’s Executive Officer Compensation Program — Long-Term Incentive Stock Compensation.”

Compensation Program Objectives and Methodology

As discussed above, the primary objectives of our executive compensation programs are as follows:

•	Pay for performance, whereby Company and individual performance substantially influence an executive officer’s total compensation opportunity;

•	Align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases; and

•	Attract, retain and motivate talented and experienced executives in the highly competitive oil and gas industry, particularly in the Dallas — Fort Worth, Texas area.

To accomplish these objectives, we intend to provide a competitive total compensation package. Base salaries and total compensation are intended to be competitive with our industry peers, considering individual performance and experience, to ensure that each executive officer is appropriately compensated.

Setting Executive Officer Compensation

Role of the Compensation Committee

Our Compensation Committee is responsible for the approval, evaluation and oversight of all of our executive officer, director and stock incentive compensation plans, policies and programs. The Compensation Committee also reviews annual base salaries and bonuses for non-executive employees. For ease of reference in this Compensation Discussion and Analysis section of the proxy statement, we may sometimes refer to this committee simply as our Compensation Committee or the committee. The members of our Compensation Committee are James H. Brandi (Chairman), James C. Crain and Sheldon B. Lubar, each of whom is an independent director under applicable SEC and NASDAQ rules and regulations. The committee held six meetings in 2010. In addition, committee members speak frequently with each other concerning compensation matters outside of regularly-scheduled meetings. As Chairman of the committee, Mr. Brandi regularly reports to the full Board regarding compensation matters.

The committee meets outside the presence of all of our named executive officers to consider the appropriate compensation for our CEO. The committee analyzes the performance of our CEO and determines his base salary, individual performance portions of our annual incentive program and any grant of LTI or other equity-based awards. For all other executive officers, the committee meets outside the presence of all executive officers, except our CEO. Our CEO annually reviews the performance of each executive officer with the committee and makes recommendations to the committee on the appropriate base salary, payments to be made under any individual performance portion of our annual incentive program and any grant of LTI or other equity-based awards. Our CEO has no role in determining his own compensation.

Based in part on these recommendations from our CEO for non-CEO executive officers, and the other considerations discussed in this Compensation Discussion and Analysis, the committee recommends to the Board the annual compensation package of each of our named executive officers, including our CEO. Input or suggestions applicable to group or individual compensation from other executive officers may be solicited by the committee.

The function of the Compensation Committee is more fully described in its charter, which is available under the Corporate Governance section of our website at www.approachresources.com. The information on our website is not part of this proxy statement. The committee’s duties and purpose also are discussed under “Board of Directors, Board Meetings and Committees — Compensation and Nominating Committee” in this proxy statement.

Use of Oil and Gas E&P Compensation Survey

In considering executive compensation matters for 2010 and 2011, the Compensation Committee consulted the Oil and Gas E&P 2009 and 2010 Compensation Surveys, respectively, prepared by Effective Compensation, Inc. (“ECI”). The 2009 ECI survey contains compensation information from 119 public and private E&P companies in the United States from 2008 and 2009. The 2010 ECI survey contains compensation information from 121 public and private E&P companies in the United States from 2009 and 2010. The 2009 and 2010 ECI surveys provide specific data on an aggregated basis within subcategories based on whether companies are public or private, revenues, exploration and production budget and geographic location, among others. In addition to the individual experience and performance of our executive officers, the committee considered compensation information in the 2009 and 2010 ECI surveys from public, independent oil and gas companies and public and private oil and gas companies that are headquartered in Texas, in making decisions regarding 2010 and 2011 compensation for our named executive officers. The committee considers ECI survey data relevant to, but not determinative of, the committee’s consideration of overall executive compensation matters.

Use of Peer Group Comparisons

For 2010 executive compensation matters, the Committee also considered compensation data from the following peer group of companies:

• Abraxas Petroleum Corporation	• Brigham Exploration Company
• Carrizo Oil & Gas, Inc.	• GeoMet, Inc.
• GMX Resources Inc.	• Goodrich Petroleum Corporation
• Gulfport Energy Corporation	• NGAS Resources, Inc.
• Panhandle Oil & Gas Inc.	• PetroQuest Energy, Inc.
• Rex Energy Corporation	• Rosetta Resources Inc.

The Compensation Committee reviews the peer group annually. For 2010, the committee added peer group data provided by management from Carrizo Oil & Gas, NGAS Resources, Rex Energy and Rosetta Resources. These companies were added to the 2010 peer group for consideration by the committee based on the companies’ positions in the upstream E&P sector of the oil and gas business, reserve base, year-end reserves, capital budgets and market capitalizations. For 2010, the committee did not consider compensation data from previous peers Parallel Petroleum Corporation and TXCO Resources, Inc., as Parallel terminated its public filings and was sold in 2009, and TXCO filed for relief under Chapter 11 of the U.S. Bankruptcy Code in 2009 and agreed to sell a substantial portion of its assets in 2010. The committee considers peer group data relevant to, but not determinative of, the committee’s consideration of overall executive compensation matters.

Role of Compensation Consultant

In February 2009, the Compensation Committee retained Longnecker & Associates (“L&A”) as an independent compensation consultant to review the Company’s executive and director compensation programs and the Company’s compensation peer group. In January 2010, at management’s request, L&A provided the committee with supplemental information on the then-current E&P compensation market and employment agreement trends. The committee considered the information provided by L&A relevant, but not determinative, in the committee’s evaluation and oversight of the compensation programs.

Elements of the Company’s Executive Officer Compensation Program

Annual Base Salary

We provide our named executive officers with an annual base salary to compensate them for their services during the year. Although we have no written policies or guidelines for setting the base salaries of our executive officers within a specified range of the compensation levels of our industry peers, our executive officer salaries are intended to be competitive with our industry peers. Our Compensation Committee recognizes that a substantial amount of competition exists in the oil and gas industry for attracting and retaining qualified management teams, particularly in the Dallas — Fort Worth, Texas area. Our philosophy is to set our executive officers’ base salaries at levels that we believe will enable us to retain them, with the goal of growing stockholder value going forward.

We review salary ranges and individual salaries for our executive officers annually. We establish the base salary for each executive officer based on consideration of pay levels of our industry peers and business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive and other factors. We believe competitive base salaries are necessary to attract and retain an executive management team with the appropriate abilities and experience required to lead us.

2010 Annual Base Salaries

For 2010, the committee did not establish benchmarks. Rather, the committee reviewed comparable base salary levels and incentive bonus targets from both the ECI 2009 survey and peer company data to determine the relative competitiveness of the Company’s compensation structure. As there was no material change in the annual base salaries from January 2008 through December 2009, effective January 1, 2010, the committee approved a 3% increase in annual base salaries for the named executive officers for 2010, except for Mr. Manoushagian, who received an increase of 10%, and Dr. Yang, whose salary was held flat. Mr. Manoushagian’s increase in annual base salary for 2010 was based on individual performance and the CEO’s recommendation and committee’s decision to make his salary more competitive with annual salaries of industry peers based on the 2009 ECI survey. Dr. Yang’s 2010 annual base salary was unchanged, as his salary had been recently set in July 2009 when he was initially hired. The Committee believed that a 3% increase in annual base salary for Mr. Craft, Mr. Smart and Mr. Henderson was appropriate as such an increase was slightly more than the cumulative rate of inflation of 2.3% from January 2008 through December 2009, based on the U.S. Department of Labor’s Bureau of Labor Statistics Consumer Price Index. Annual base salaries for 2010 are set forth below:

		2010 Base	Salary
Name	Title	Salary	Increase

J. Ross Craft	President and CEO	$312,500	3%
Steven P. Smart	Executive Vice President and CFO	$263,500	3%
J. Curtis Henderson	Executive Vice President and General Counsel	$257,500	3%
Qingming Yang	Executive Vice President — Business Development and Geosciences	$220,000	0%
Ralph P. Manoushagian	Executive Vice President — Land	$187,000	10%

2011 Annual Base Salaries

For 2011 annual salaries, the committee considered peer data from the 2010 ECI survey and determined that an overall increase in the base salaries of our named executive officers was appropriate to achieve the committee’s objective of retaining top executive talent in a competitive industry and geographic region. The committee also considered past salary adjustments for the executive officers since 2008, stockholder returns in 2010, the Company’s 2010 financial and operational results noted above in “Our Performance in 2010,” the contributions of individual executive officers to those results and the recommendations of the CEO for non-CEO named executive officers. The committee determined that the salaries of Mr. Craft and Dr. Yang required the largest percentage increases to move their salary levels to more competitive industry levels and as a result of their specific contributions to the Company’s 2010 operating results.

Accordingly, the committee recommended, and the Board approved, increases in 2011 annual base salaries for the Company’s named executive officers as follows effective January 1, 2011:

		2011 Base	Salary
Name	Title	Salary	Increase

J. Ross Craft	President and CEO	$400,000	28%
Steven P. Smart	Executive Vice President and CFO	$275,000	4%
J. Curtis Henderson	Executive Vice President and General Counsel	$275,000	7%
Qingming Yang	Executive Vice President — Business Development and Geosciences	$275,000	25%
Ralph P. Manoushagian	Executive Vice President — Land	$200,000	7%

Performance-Based Annual Incentive Awards

A core component of our executive compensation philosophy is that pay should be linked directly to performance and that a significant portion of total annual compensation should be placed at risk. In 2008, we began providing the opportunity for our executive officers to earn an annual, performance-based, cash incentive award. We plan to continue to provide this opportunity to attract and retain an appropriate caliber of talent for these positions and to motivate executives to achieve our annual business goals. We review annual incentive awards for our named executive officers annually in the first 90 days of our fiscal year to determine award payments for the most recently completed fiscal year, and to establish award opportunities for the then-current fiscal year.

2010 Annual Incentive Plan Overview

Consistent with our philosophy of linking pay directly to performance, our Compensation Committee adopted, and our Board ratified, a performance-based incentive award program for 2010 pursuant to which cash performance awards were made under our 2007 Plan. We refer to these cash performance awards as annual incentive awards.

The Compensation Committee developed performance categories, relative weighting among the performance categories and targets to be used for the 2010 annual incentive plan, and reviewed them with our CEO, CFO and General Counsel, except for incentive targets for our CEO, which the committee determines independent from the CEO and other executive officers. The committee adopted the applicable metrics in January 2010. The 2010 annual incentive awards were expressed as a percentage of an executive officer’s annual base salary and were paid to the executive officer upon the achievement of certain performance targets, plus an amount that, in the committee’s discretion, was awarded to named executive officers based on individual performance, including overall duties, responsibilities and expertise.

The committee established a minimum, or “threshold,” and maximum, or “excellent,” performance target for each performance category. The Company is required to reach the threshold target in a performance category before a participant receives any credit for such category in the calculation of his annual incentive award. If the Company exceeds the threshold level for a performance category, the amount of the annual incentive award attributable to that category is capped at the excellent level. If actual results fall between the threshold and excellent performance levels, the percentile performance used to determine the payout percentage is proportionally adjusted in accordance with a predetermined formula that measures performance on a linear, pro-rata basis between the threshold and excellent levels.

The committee cannot increase payout amounts under performance categories that depend on the achievement of specific targets, as payments related to performance categories that are tied to the achievement of specific targets are capped once the highest target level is achieved. The committee can, in its reasonable discretion, reduce the payout amounts for these performance categories after taking into account special or unusual factors that may have contributed to the achievement of target performance measures such as acquisitions, commodity prices or other factors considered appropriate by the committee.

In addition to the performance categories tied to specific company targets, the committee approved an individual performance category for 2010 that allows the committee, in its discretion, to allocate a portion of an officer’s annual incentive award based on the officer’s individual performance, including overall duties, responsibilities and expertise.

2010 Annual Incentive Plan Targets and Performance Categories

For 2010, the committee approved, after consultation with our CEO, a 2010 annual incentive plan with annual incentive targets (expressed as a percentage of an executive’s annual salary) for each of our named executive officers except for our CEO, for whom the committee determined incentive targets without consultation with the CEO. As in 2009, the committee attempted to ensure that the payouts provided meaningful incentive to each of our executive officers. For 2010, the annual incentive targets for our named executive officers are as set forth in the following table. These incentive targets assume that the “threshold” or “excellent” targets, as applicable, are met for each of the six performance categories discussed below:

	2010 Annual Incentive Award
	as a Percent of Annual Salary
Position	Threshold	Excellent

President and CEO	50%	150%
Executive Vice Presidents I	50%	100%
Executive Vice Presidents II and Vice Presidents	35%	75%

The six performance categories for the 2010 annual incentive plan are shown in the table below, together with the target levels of achievement, weight given to each category and actual results achieved in 2010 in each category. Five of the performance categories are Company-wide performance measures and the sixth performance category, individual performance, is personal to each executive officer and is determined in the committee’s discretion.

		2010 Performance Targets
Performance Category	Weight	Threshold	Excellent	2010 Actual Results

1. Production growth	15.00%	10.00%	20.00%	5.99%
2. Reserve volume growth	15.00%	10.00%	20.00%	38.99%
3. EBITDAX per share growth	15.00%	15.00%	25.00%	10.86%
4. LOE and G&A per Mcfe	15.00%	$1.75	$1.50	$2.14
5. Drill-bit F&D per Mcfe	15.00%	$2.10	$1.85	$2.64
6. Individual performance(1)	25.00%	8.75% - 12.50%	18.75% - 37.50%	18.75% - 37.50%

	100.00%

(1)	Threshold and excellent percentiles for individual performance are expressed as a percentage of annual base salary. The threshold target for individual performance ranged from 8.75% for Dr. Yang and Mr. Manoushagian, to 12.5% for Mr. Craft, Mr. Smart and Mr. Henderson. The excellent target for individual performance ranged from 18.75% for Dr. Yang and Mr. Manoushagian, to 25% for Mr. Smart and Mr. Henderson and 37.5% for Mr. Craft.

Seventy-five percent of the amount of potential 2010 annual incentive bonuses continued to be determined by objective, Company performance results. However, growth and cost performance targets are based on forecasts that are subject to ongoing change depending on external factors such as commodity prices and oilfield service costs. Therefore, the committee believes it was appropriate to also include a discretionary, individual performance measure representing 25% of the executive officers’ bonus opportunity. Each of the five Company-wide performance measures is described in greater detail below.

Production and reserve volume growth are essential measurements of our performance. Production and reserves used in the calculation of these criteria are based on results we report in our annual report on Form 10-K.

We define EBITDAX per share as net (loss) income plus (i) exploration expense, (ii) impairment of unproved properties, (iii) depletion, depreciation and amortization expense, (iv) share-based compensation expense, (v) impairment of investment, (vi) unrealized (gain) loss on derivatives, (vii) interest expense and (viii) income taxes, divided by the weighted average number of shares of common stock outstanding for the applicable year, each as set forth in the audited financial statements of our annual report on Form 10-K. The committee has determined that EBITDAX per share is appropriate because it is widely accepted by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities and it reflects a company’s ability to adapt to the impact of changing commodity prices as well as oilfield service costs.

LOE and G&A per Mcfe is the sum of our annual lease operating expense (“LOE”), plus general and administrative expense (“G&A”), divided by our annual production as measured in Mcfe. LOE and G&A are two financial measures under GAAP from our audited financial statements. Our committee believes that, in addition to performance measures for growth, it is critical to incentivize management to control costs.

Drill-bit F&D costs are calculated by dividing the sum of annual exploration and development costs by the total of reserve extensions and discoveries for the applicable year end, each as set forth in the notes to the audited financial statements of our annual report on Form 10-K. The committee believes this measure is important to evaluate how efficiently we can add proved reserves through our own drilling program.

The committee believes that these performance categories and targets, taken together, are objective indicators of our overall performance.

The individual performance category is discretionary and allows the committee to recognize performance that is more difficult to quantify, such as successful supervision of significant company projects, cost reductions, demonstrated departmental leadership and other contributions to our Company. The committee is in regular contact with our CEO, is knowledgeable about Company operations and believes that it is in a position to accurately and fairly judge individual performance, with the specific recommendations of the CEO for the named executive officers other than the CEO, after year end.

2010 Annual Incentive Plan Awards

For 2010, the actual annual incentive award amount paid to each executive officer was based upon the Company’s performance in the five, Company-wide performance categories and the individual performance of each executive officer. As set forth above in the “2010 Actual Results” column of the table entitled “2010 Performance Targets,” the Company achieved the excellent target of the reserve volume growth performance category. No other threshold or excellent targets of Company performance categories were met and, as a result, no payments were made with respect to such categories. For individual performance, the committee determined to award the excellent targets of 18.75% to 37.5% of annual base salaries to the executive officers. In making this determination, the committee considered each of the named executive officer’s overall duties, responsibilities, expertise and individual contributions to the Company’s achievements in 2010 discussed on page 26 of this proxy statement.

After reviewing the above considerations, the Company’s 2010 results, performance of the CEO and the CEO’s recommendations on the performance of the other executive officers, the committee awarded the 2010 award percentages as set forth in the table below. The 2010 award percentage is the sum of the percentage performance results calculated for each performance category plus individual performance. The 2010 award payments are also included in the Summary Compensation Table below under the “Non-Equity Incentive Plan Compensation” column for 2010.

	2010 Award	2010 Award
Name and Position	Percent(1)	Payment($)

President and CEO
J. Ross Craft	60.00%	$187,500
Executive Vice Presidents I
Steven P. Smart	40.00%	$105,400
J. Curtis Henderson	40.00%	$103,000
Executive Vice Presidents II and Vice Presidents
Qingming Yang	30.00%	$66,000
Ralph P. Manoushagian	30.00%	$56,100

(1)	As a percent of annual base salary.

2011 Annual Incentive Plan

For 2011, the Compensation Committee has established an annual incentive plan with annual incentive targets and performance measures that are substantially similar to the 2010 annual incentive plan. Threshold and excellent annual incentive targets (as a percentage of annual base salary) for 2011 are 50% and 150%, respectively, for Mr. Craft, and 50% and 100%, respectively, for each of our other named executive officers. As in the 2010 annual incentive plan, the committee established a minimum, or “threshold,” and maximum, or “excellent,” performance target for each performance category. The Company is required to reach the threshold target in a performance category before a participant receives any credit for such category in the calculation of his annual incentive award. If the Company exceeds the threshold level for a performance category, the amount of the annual incentive award attributable to that category is capped at the excellent level. If actual results fall between the threshold and excellent performance levels, the percentile performance used to determine the payout percentage is proportionally adjusted in accordance with a predetermined formula that measures performance on a linear, pro-rata basis between the threshold and excellent levels.

For 2011, the distinction between Executive Vice Presidents I and II and Vice Presidents was eliminated for our named executive officers in setting threshold and excellent levels for performance. In making this decision, the committee considered the promotion of Dr. Yang from Vice President to Executive Vice President — Business Development and Geosciences, the individual contributions of Dr. Yang and Mr. Manoushagian to Company achievements in 2010 discussed at page 26 of this proxy statement and issues of internal pay equity.

The six performance categories and relative weighting among the categories for 2011 are substantially the same as 2010, with adjustments for then-current business projections and our current reporting in BOE rather than Mcfe due to the increasing percentage of oil and NGLs in our production and reserve base. Compared to the 2010 incentive plan, the committee adjusted the 2011 plan performance measures by:

•	revising the performance category EBITDAX per share growth from 15% — 25% in 2010, to 12.5% — 22.5% in 2011;

•	revising the performance category LOE and G&A from $1.50 — $1.75 per Mcfe in 2010, to $9.75 — $13.00 per Boe in 2011; and

•	revising the performance category Drill-Bit F&D from $1.85 — $2.10 per Mcfe in 2010, to $12.00 — $15.00 per Boe in 2011.

These adjustments reflect the Company’s focus on balancing cost control with growing oil and NGLs reserves and production during a time of escalating service costs and competition in the Permian Basin. The six performance categories selected for the 2011 annual incentive plan are shown in the table below, together with the target levels of achievement and weight given to each category.

		2011 Performance Targets
Performance Category	Weight	Threshold	Excellent

1. Production growth	15.00%	10.00%	20.00%
2. Reserve volume growth	15.00%	10.00%	20.00%
3. EBITDAX per share growth	15.00%	12.50%	22.50%
4. LOE and G&A per Boe	15.00%	$13.00	$9.75
5. Drill-bit F&D per Boe	15.00%	$15.00	$12.00
6. Individual performance(1)	25.00%	12.50%	25.00% - 37.50%

	100.00%

(1)	Threshold and excellent percentiles for individual performance are expressed as a percentage of annual base salary. The threshold target for individual performance is 12.5% for all named executive officers. The excellent target for individual performance for named executive officers ranges from 25% for Executive Vice Presidents to 37.5% for our CEO.

The committee’s general policy is to determine any payout amounts for annual incentive awards before March 15 of the following year based upon our performance against the performance measures established by the committee and the committee’s determinations with respect to the individual performance component of the awards, subject to the committee’s discretion to reduce the payout amounts after taking into account special or unusual factors that may have contributed to the achievement of target performance measures such as acquisitions, commodity prices or other factors considered appropriate by the committee.

Long-Term Incentive Stock Compensation

We use LTI equity grants to attract, retain and motivate our executive officers as part of our total compensation package. Stock incentive awards are granted under our 2007 Plan. The 2007 Plan allows for the grant of restricted stock, stock options, stock appreciation rights, restricted stock units, stock awards and other incentive awards. The primary purpose of the 2007 Plan is to attract and retain highly qualified officers, directors, key employees and other persons, and to motivate these persons to improve our business results by providing an opportunity to acquire or increase a direct, proprietary interest in our operations and future success. We expense stock awards under FASB ASC Topic 718, formerly Statement of Financial Accounting Standards No. 123(R), Share-Based Payments.

Since our IPO in 2007, the committee has generally used restricted stock that vests over three to four years to align the compensation of our executive officers with an increase in long-term stockholder value. We believe awards of restricted stock can effectively balance our objective of focusing the recipient of the award on delivering long-term value to our stockholders with our objective of providing value to the recipient with the equity awards. Restricted stock awards offer recipients the opportunity to receive shares of our common stock that are subject to a risk of forfeiture and other restrictions until certain specified service or performance requirements are satisfied. In this regard, we believe that restricted stock serves both to reward and retain the recipients. Restricted stock awards also allow the Company to budget for charges to earnings under FASB ASC Topic 718 with greater certainty than other types of awards such as stock options. Recipients of restricted stock awards are entitled to receive and retain all cash dividends that may be paid with respect to the shares. The committee does not make, nor has the committee in the past made, incentive stock grants in coordination with the release of material, non-public information. Instead, the committee will grant equity awards at the time or times dictated by our normal compensation process as that process is developed by the committee.

2010 LTI Performance-Based Stock Awards

In February 2010, in keeping with its philosophy of linking pay to performance, the committee began meeting to consider an annual, performance-based, time-vesting LTI stock award program. The committee met several times through July 2010 to discuss appropriate performance measures and vesting requirements for these awards.

In determining whether, and in what amounts, to grant a 2010 award, the committee considered stock ownership and award data from the 2010 ECI survey, committee members’ own experience and knowledge of executive compensation matters at other public E&P companies (including such experience and knowledge with respect to grant date fair value of stock awards as a multiple of base salary), the potential dilutive effect of stock awards, the charge to Company earnings under FASB ASC Topic 718, internal pay equity among our executives and the then-current economic and market environment. The committee also considered existing stock ownership of our executive officers and the importance of retention and alignment of objectives with stockholders’ interests as goals of any effective long-term incentive stock award grant. The committee also reviewed the number of shares available for grant under the 2007 Plan and the Company’s prior annual “burn rate,” or percentage of weighted average shares outstanding granted under the Plan in each of the Plan’s prior years. At the time of the 2010 grant in August 2010, there were approximately 1,135,842 shares available for grant under the 2007 Plan, or 54.2% of the total shares available for grant under the 2007 Plan, and the Company’s average three-year annual burn rate was 2.23%. The committee also considered the individual performance of the CEO and the recommendations of the CEO regarding the individual performance of the executive officers other than the CEO. In determining the amounts of the 2010 LTI awards, the committee did not establish benchmarks. Rather, the committee took into consideration all of the above factors to determine the appropriate levels of LTI stock awards.

In determining performance and vesting measures appropriate for the award, the committee considered a number of potential measures and vesting schedules, including the proportion of any award that should be tied to performance compared to time vesting. In determining performance measures, the committee sought to achieve a balance of measures that would encourage growth, cost control and financial stability.

After considering all of the factors discussed above, the committee decided on a total 2010 LTI stock award of 400,000 shares of restricted stock to our executive officers, subject to the following performance measures and time vesting restrictions.

First trigger:  Satisfaction of the following performance measures during the applicable performance period (fiscal year 2010):

•	Company proved reserves increase a minimum of 10% from the prior year period;

•	F&D costs for 2010 must not exceed $2.50 per Mcfe; and

•	Long-term debt must not exceed 2.75 x EBITDAX.

Second trigger:  If all of the performance measures in the first trigger are met during the performance period (fiscal year 2010), then 1/3 of each individual’s restricted shares will ratably vest on December 31, 2012, 2013, and 2014, provided the executive officer is employed by the Company on the applicable vesting dates.

Performance measures defined.  Proved reserves are estimated proved reserves as determined by the Company’s independent reserve engineering firm. F&D costs are calculated by dividing the sum of property acquisition, exploration and development costs by extensions, discoveries, acquisitions and revisions (excluding price revisions), each as set forth in the notes to the audited financial statements of our annual report on Form 10-K. The committee determined to exclude price revisions from F&D cost to mitigate the risk of volatile commodity price swings, which are outside the executives’ control. Long-term debt is calculated under GAAP and included in the Company’s balance sheet. EBITDAX is described on page 33 of this proxy statement. The committee may also include other non-recurring items that the committee in its sole discretion deems appropriate to be added back to GAAP net income.

The LTI stock awards will vest in full upon a Change in Control, Disability (each as defined in the 2007 Plan) or death of the executive, and all performance criteria and other conditions will be deemed to be achieved to the maximum extent.

The Committee believes that the performance metrics and target values for the 2010 LTI stock awards strongly correlate with our long-term business objectives and, specifically, with increasing stockholder value. If one of the performance measures is not satisfied, the entire award is forfeited and the award shares are returned to the 2007 Plan. The committee also decided that the award should be subject to a time-based vesting period longer than three years, which the committee previously had adopted as a practice for time vesting for prior restricted share grants under the 2007 Plan, to strengthen the retention component of the 2010 award.

The table below summarizes the number of restricted shares subject to LTI stock awards made to each of our named executive officers for 2010. The aggregate grant date fair value of the awards under FASB ASC Topic 718 is set forth in the Summary Compensation Table on page 41 of this proxy statement under the column “Stock Awards.”

		Number of
Executive Officer	Title	Restricted Shares

J. Ross Craft	President, CEO and Class III Director	120,000
Steven P. Smart	Executive Vice President and CFO	80,000
J. Curtis Henderson	Executive Vice President and General Counsel	80,000
Qingming Yang	Executive Vice President — Business Development and Geosciences	60,000
Ralph P. Manoushagian	Executive Vice President — Land	60,000

The table below summarizes the performance measures required to be achieved for the 2010 LTI award and actual 2010 results.

2010 LTI Stock Awards —	2010 Actual
Performance Measures	Results

Company proved reserves increase a minimum of 10%	38.99% Increase
F&D costs must not exceed $2.50 per Mcfe	$1.02 per Mcfe
Long-term debt must not exceed 2.75x EBITDAX	0x EBITDAX

Based on these results, all of the performance measures applicable to the 2010 awards were satisfied and the awards are eligible for time-based vesting based on the schedule described above under “— 2010 LTI Performance-Based Stock Awards.”

2011 LTI Stock Program

For 2011, the committee recommended, and the Board approved in March 2011, an LTI stock award with a combination of performance measures and time vesting restrictions substantially similar to the 2010 LTI award. In determining the number of shares to be awarded, the committee considered all of the factors described above under “— 2010 LTI Performance-Based Stock Awards” for the 2010 awards. At the time of the 2011 grant in March 2011, there were approximately 1,412,911 shares available for grant under the 2007 Plan, or 50.1% of the total shares available for grant under the 2007 Plan, and the Company’s three-year average annual burn rate was 1.51%. The committee also gave significant weight to the individual contributions of each of the executive officers to strong total stockholder returns in 2010 in making its decisions on 2011 LTI awards.

After considering all of the factors noted above, the committee decided on a total 2011 LTI stock award of 204,000 shares of restricted stock to our named executive officers, subject to the performance measures and time vesting restrictions set forth below. The primary reason for the decrease in the number of shares from the 2010 LTI award was the increase in value of the Company’s common stock and, therefore, the increase in value of the 2011 award and charge to earnings under FASB ASC Topic 718, compared to 2010.

First trigger:  Satisfaction of the following performance measures during the applicable performance period (fiscal year 2011):

•	Company proved reserves increase a minimum of 10% from the prior year period;

•	Finding and development costs for 2011 must not exceed $15.00 per Boe; and

•	Long-term debt must not exceed 2.75 x EBITDAX.

Second trigger:  If all of the performance measures in the first trigger are met during the performance period (fiscal year 2011), then 1/3 of each individual’s restricted shares will ratably vest on December 31, 2012, 2013, and 2014, provided the executive officer is employed by the Company on the applicable vesting dates.

The table below summarizes the number of restricted shares subject to LTI stock awards made to each of our named executive officers for 2011:

		Number of
Executive Officer	Title	Restricted Shares

J. Ross Craft	President, CEO and Class III Director	61,200
Steven P. Smart	Executive Vice President and CFO	35,700
J. Curtis Henderson	Executive Vice President and General Counsel	35,700
Qingming Yang	Executive Vice President — Business Development and Geosciences	35,700
Ralph P. Manoushagian	Executive Vice President — Land	35,700

Other Named Executive Officer Grants — 2010

In May 2010, our Compensation Committee authorized the grant of a restricted stock award under the 2007 Plan covering 35,000 shares of restricted stock to Dr. Yang. This stock award reflects (i) the importance of Dr. Yang’s role in helping lead our study of the Wolffork oil shale under our Permian Basin acreage, (ii) beginning a pilot Wolffork drilling program, (iii) our goal of retaining Dr. Yang in a competitive market for executive and technical talent and (iv) our goal of a more internally-balanced level of equity ownership among our executive officers. This additional restricted stock award to Dr. Yang is subject to time-based vesting conditions and will vest in three equal annual installments beginning on the first anniversary of the date of grant of the award, as long as Dr. Yang remains employed by the Company through the applicable vesting dates.

Stock Ownership Guidelines

The committee has not established minimum stock ownership requirements for our named executive officers or directors. However, the committee believes that meaningful stock ownership by our officers and directors is critical in aligning management’s interests with the interests of our stockholders. For 2010, the Board changed the $85,000 annual retainer under our director compensation plan from cash, stock or a combination of both, to $50,000 in mandatory common stock and $35,000 in cash, common stock or a combination of both. The committee will continue to consider whether minimum stock ownership requirements may be necessary to achieve our goal of aligning management’s interests with those of our stockholders.

In general, prior compensation, such as gains from prior stock options or stock awards, is not taken into account in setting other elements of compensation, such as base pay or annual incentive bonuses. However, the committee will generally consider prior stock purchases by, and prior stock and stock option awards to, our named executive officers when considering additional stock award grants. For new executive officers, we expect to take into account their prior base salary, annual cash incentives, the value of any equity compensation or other benefits that the new officer would forfeit to accept employment with us, as well as the contributions expected to be made by the new officer, our business needs and the role of the officer with us.

Employment Agreements

In January 2011, the Company entered into amended and restated employment agreements with Mr. Craft and Mr. Smart and new employment agreements with Mr. Henderson, Dr. Yang and Mr. Manoushagian. The agreements provide for potential severance payments upon the termination of the officers’ employment in certain situations. The agreements were designed so that the officers would all have employment agreements with the same employment term and similar severance and change in control provisions.

After the initial term of the agreements through January 1, 2013, the agreements are automatically renewed for additional one year terms unless either party elects not to renew an agreement or an agreement is otherwise terminated in accordance with its terms. The agreements provide for annual base salaries beginning in 2011 as described on page 31 of this proxy statement, subject to annual review and adjustment by the Board; provided, that for Mr. Craft, once established at an increased amount, his base salary will not be reduced below that increased amount during the term.

The severance and change in control provisions contained in the employment agreements are described in greater detail below under “— Potential Payments Upon a Termination or Change in Control.” The Company believes that these severance and change in control arrangements mitigate some of the risk that exists for executives working in a publicly-owned company. The amended and restated agreements for Mr. Craft and Mr. Smart, as well as the new agreements for Mr. Henderson, Mr. Yang and Mr. Manoushagian, are intended to retain qualified executives in a competitive market for executive talent. The committee believes that the severance and change in control arrangements in these agreements provide important protection to the Company’s executive officers, are consistent with the practices of peer companies and are appropriate for the retention of executive talent.

Benefits and Perquisites

Named executive officers receive the same health and welfare benefits, including medical, prescription drug, dental and vision, that are offered to all employees. The same contribution amounts and plan design provisions apply to all employees. The named executive officers also participate in the same qualified 401(k) plan as other employees. Under the plan, the Company currently matches 100% of an employee’s elective deferrals up to 3% of annual base salary, plus an additional 50% of elective deferrals on the next 2% of annual base salary. All matching contributions are subject to applicable federal limitations under the Internal Revenue Code and U.S. Treasury regulations. These benefits are part of our overall pay program and are designed to encourage continuity in employment and executive leadership and to remain competitive in the market for talent and experience in the E&P business. In addition to the above benefits, we provide Mr. Craft with a long-term disability plan, for which we pay a monthly premium of approximately $355 per month, and reimbursement of club membership dues and expenses. Please see the Summary Compensation Table for all compensation received by our named executive officers.

Deductibility of Executive Compensation

Section 162(m) of the Code, as clarified by the Internal Revenue Service and applicable regulations, generally disallows a federal income tax deduction to public companies for compensation in excess of $1,000,000 paid for any fiscal year to each of the company’s Covered Employees as of the end of any fiscal year. However, the regulations currently exempt qualified, performance-based compensation from the $1,000,000 deduction limit if certain requirements are met.

Newly-public companies are not subject to the deduction limitations of Section 162(m) of the Code until the first meeting of stockholders occurring after the close of the third calendar year following the calendar year in which the company’s initial public offering occurred. Therefore, the Company will become subject to the limitations and requirements of Section 162(m) as of the 2011 annual meeting.

Our policy is to have compensation programs that recognize and reward performance that increases stockholder value, and, to the extent consistent with this policy, to seek to maintain the favorable tax treatment of that compensation. We believe, however, that under some circumstances, such as to attract or retain key executives or to recognize outstanding performance, it is in the Company’s and our stockholders’ best interests to provide compensation to selected executives even if it is not deductible.

We designed our performance-based, cash incentive award program for executive officers for 2010 and 2011 so that incentive compensation based on our company-wide performance measures will be exempt from the Section 162(m) $1,000,000 deduction limitation as qualified performance-based compensation. Incentive compensation based on individual performance will not be exempt from the $1,000,000 deduction limitation as qualified performance-based compensation. Therefore, if the $1,000,000 deduction limitation is exceeded, the tax deductibility of incentive compensation based on individual performance will be limited.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010.

Respectfully submitted by the Compensation Committee of the Board,

James H. Brandi, Chairman
James C. Crain
Sheldon B. Lubar

COMPENSATION PRACTICES AS THEY RELATE TO RISK MANAGEMENT

The Compensation Committee believes that an appropriate part of total compensation is fixed for our executive officers, while another, equally appropriate portion is variable and linked to performance. Although the majority of the compensation provided to the named executive officers is performance-based, we believe our compensation programs do not encourage excessive and unnecessary risk taking by our executive officers (or other employees) because these programs are designed to encourage our officers and other employees to remain focused on both our near- and long-term operational and financial goals.

While annual cash incentive awards play an appropriate role in our executive compensation program, the committee believes that awards should be determined based on Company performance on a wide variety of measures, including both growth and cost control measures, which the committee believes mitigates excessive risk-taking that could produce unsustainable gains in one area of performance at the expense of our overall long-term interests. In addition, the committee sets performance goals that it believes are reasonable in light of our past performance, then-current business projections and market conditions. A portion of the variable compensation we provide is composed of performance-based, time-vesting LTI awards, which can retain value even in a depressed market, so executives are less likely to take unreasonable risks. Similar to our annual cash incentive awards, the committee believes that the LTI awards should be subject to measures of both growth and debt control, to build stockholder value while preserving a sustainable capital structure.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the board or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

EXECUTIVE COMPENSATION

As explained in our Compensation Discussion and Analysis, set forth below is the compensation awarded to, earned by or paid to our named executive officers for services rendered for 2008, 2009 and 2010 in all capacities, consisting of base salaries, cash bonuses, long-term equity incentives and other compensation.

Summary Compensation Table

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)

J. Ross Craft	2010	312,500	—	810,000	187,500	19,163	1,329,163
Director, President and	2009	303,400	—	504,002	182,040	18,925	1,008,367
Chief Executive Officer	2008	297,100	—	—	331,875	26,935	655,910
Steven P. Smart	2010	263,500	—	540,000	105,400	9,800	918,700
Executive Vice President	2009	256,000	—	287,998	102,400	9,800	656,198
and Chief Financial Officer	2008	251,500	—	—	190,625	14,500	456,625
J. Curtis Henderson	2010	257,500	—	540,000	103,000	9,800	910,300
Executive Vice President,	2009	250,000	—	287,998	100,000	9,800	647,798
General Counsel and Secretary	2008	250,000	—	—	190,625	14,276	454,901
Qingming Yang	2010	220,000	—	665,050	66,000	9,800	960,850
Executive Vice President —	2009	95,898	40,000	209,700	28,570	3,273	377,440
Business Development and Geosciences
Ralph P. Manoushagian	2010	187,000	—	405,000	56,100	—	648,100
Executive Vice President — Land	2009	170,000	—	144,003	51,000	—	365,003
	2008	170,000	—	—	121,125	—	291,125

(1)	Stock awards represent the aggregate grant date fair value for stock awards granted under the 2007 Plan, calculated in accordance with FASB ASC Topic 718 based on the closing price of our common stock on NASDAQ on the grant date. The amounts reflect the Company’s accounting expense for the awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers. Additional information on the assumptions used in the computation of our share-based compensation is included in Note 5 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2010. For 2010, the “Stock Awards” column includes (i) the grant of performance-based, restricted stock awards to our named executive officers in August 2010 covering 400,000 shares of common stock, and (ii) the grant of a restricted stock award to Dr. Yang in May 2010 covering 35,000 shares of common stock. See pages 27-28 and 35-38 of this proxy statement for additional information regarding the 2010 equity awards.

(2)	Represents cash awards earned under the Company’s annual performance-based incentive plans. The awards were paid to the named executive officers in the first quarter of the year following the year in which the awards were earned.

(3)	The “All Other Compensation” column includes the following: (i) Company matching contributions to the 401(k) retirement accounts of all of the named executive officers except for Mr. Manoushagian; and (ii) for Mr. Craft only, disability insurance premiums and reimbursement for club dues.

Grants of Plan-Based Awards for Year Ended December 31, 2010

The table below sets forth the range of potential annual cash incentive awards for 2010 performance as a dollar amount for each of the named executive officers under the Company’s 2010 annual incentive plan. The table also sets forth the number of shares and grant date fair value of restricted stock awarded during 2010 to the Company’s named executive officers under the 2007 Plan.

				All Other
				Stock
				Awards:
				Number of
		Estimated Future Payouts		Shares of	Grant Date
		Under Non-Equity Incentive		Stock or	Fair Value of
		Plan Awards(1)		Units	Stock Awards
Name	Grant Date	Threshold ($)	Maximum ($)	(#)(2)	($)(3)
(a)	(b)	(c)	(e)	(i)	(l)

J. Ross Craft	—	156,250	468,750	—	—
	August 2, 2010	—	—	120,000	810,000
Steven P. Smart	—	131,750	263,500	—	—
	August 2, 2010	—	—	80,000	540,000
J. Curtis Henderson	—	128,750	257,500	—	—
	August 2, 2010	—	—	80,000	540,000
Qingming Yang	—	77,000	165,000	—	—
	August 2, 2010	—	—	60,000	405,000
	May 7, 2010	—	—	35,000	260,050
Ralph P. Manoushagian	—	65,450	140,250	—	—
	August 2, 2010	—	—	60,000	405,000

(1)	These columns show the range of potential values for the payout of the annual cash incentive awards for 2010 performance for each named executive officer. The potential payout is determined by Company and individual performance. Amounts included in the threshold column assume that the “threshold” level of all Company and individual performance measures were met under the 2010 incentive plan. Amounts included in the maximum column assume that the “excellent” levels of all Company and individual performance measures were met under the 2010 incentive plan. The actual amount of the annual cash incentive award paid for 2010 performance is set forth above in this proxy statement in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. For a detailed description of the 2010 annual incentive plan, see “Compensation Discussion Analysis — Elements of the Company’s Executive Officer Compensation Program — Performance-Based Annual Incentive Awards.”

(2)	Other than the 35,000 restricted shares granted to Dr. Yang in May 2010, these shares of restricted stock were subject to performance conditions in the year of grant (fiscal year 2010). All of the applicable performance measures were achieved as of December 31, 2010; however, these awards remain subject to time-based vesting restrictions through December 31, 2014. See pages 35-37 of this proxy statement for a more detailed discussion of the 2010 LTI grant. The 35,000 restricted shares granted to Dr. Yang are only subject to time-based vesting conditions and will vest in 1/3 annual increments on each of the first, second and third anniversaries of the grant date, provided Dr. Yang remains continuously employed by the Company.

(3)	This column represents the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 and is based on the closing price of our common stock on NASDAQ on the respective dates of grant. The amounts reflect the Company’s accounting expense for the awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of securities underlying outstanding equity plan awards for each named executive officer as of December 31, 2010.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value
	Underlying	Underlying			Shares of	of Shares of
	Unexercised	Unexercised	Option		Stock That	Stock That
	Options	Options	Exercise		Have Not	Have Not
	Exercisable	Unexercisable	Price	Option	Vested	Vested
Name	(#)	(#)	($)	Expiration Date	(#)(1)	($)(2)
(a)	(b)	(c)	(e)	(f)	(g)	(h)

J. Ross Craft	152,892	—	3.33	August 16, 2014	158,182	3,654,004
Steven P. Smart	28,845	—	3.33	August 16, 2014	101,818	2,351,996
J. Curtis Henderson	—	—	—	—	101,818	2,351,996
Qingming Yang	—	—	—	—	115,000	2,656,500
Ralph P. Manoushagian	28,845	—	3.33	August 16, 2014	70,910	1,638,021

(1)	For each executive officer, the number of shares of stock that have not vested is composed of:

		Number of Shares
		of Stock That Have
Name	Grant Date(a)	Not Vested

J. Ross Craft	June 3, 2009	38,182
	August 2, 2010	120,000
Steven P. Smart	June 3, 2009	21,818
	August 2, 2010	80,000
J. Curtis Henderson	June 3, 2009	21,818
	August 2, 2010	80,000
Qingming Yang	July 27, 2009	20,000
	May 7, 2010	35,000
	August 2, 2010	60,000
Ralph P. Manoushagian	June 3, 2009	10,910
	August 2, 2010	60,000

(a)	Awards granted on June 3, 2009, July 27, 2009, and May 7, 2010, vest in 1/3 annual increments on each of the first, second and third anniversaries of the respective date of grant of the awards. The vesting schedule applicable to the awards granted on August 2, 2010, is described above on pages 35-37 of this proxy statement. The treatment of these awards under certain termination and change in control events is described below under “— Potential Payments Upon a Termination or Change in Control.”

(2)	Based on the closing price of our common stock on NASDAQ of $23.10 per share on December 31, 2010.

Option Exercises and Stock Vested

The following table reflects option awards actually exercised and/or stock awards that vested for each of our named executive officers during 2010:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)
(a)	(b)	(c)	(d)	(e)

J. Ross Craft	—	—	19,091	142,801
Steven P. Smart	—	—	10,909	81,599
J. Curtis Henderson	—	—	10,909	81,599
Qingming Yang	—	—	10,000	70,100
Ralph P. Manoushagian	—	—	5,454	40,796

(1)	Based on the closing price of our common stock on NASDAQ of $7.48 per share on the date of vesting, June 3, 2010, for Mr. Craft, Mr. Smart, Mr. Henderson and Mr. Manoushagian. Based on the closing price of our common stock on NASDAQ of $7.01 per share on the date of vesting, July 27, 2010, for Dr. Yang.

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following or in connection with retirement, other than our 401(k) plan.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change in Control

Employment Agreements

We entered into employment agreements with each of our named executive officers in January 2011. Mr. Craft’s and Mr. Smart’s employment agreements restated and replaced existing employment agreements originally entered into on January 1, 2003, and previously amended on December 31, 2008. These agreements, and the employment agreement with Mr. Henderson, are included as exhibits to a Form 8-K dated January 1, 2011, and filed with the SEC on January 6, 2011. We entered into employment agreements with each of Dr. Yang and Mr. Manoushagian on January 24, 2011. These agreements are included as exhibits to a Form 8-K dated January 24, 2011, and filed with the SEC on January 28, 2011.

The employment agreements provide for potential severance payments upon the termination of the officers’ employment in certain situations, including in connection with a change in control, without “cause” by the Company or for “good reason” by the executive officer, upon proper notice of nonrenewal by either party and upon the death or permanent disability of the executive officer. Other than the prior employment agreements with Mr. Craft and Mr. Smart and our stock-based incentive awards, there were no arrangements with other named executive officers providing severance or change in control benefits during 2010. In order to provide our stockholders with an understanding of the severance and change in control arrangements currently in effect, the discussion below is of the benefits payable under the 2011 employment agreements, assuming such arrangements were in place as of December 31, 2010. Additional information regarding the employment agreements is included above under “Compensation Discussion and Analysis — Elements of the Company’s Executive Officer Compensation Program — Employment Agreements.”

Under the terms of the employment agreements, in the event of an executive’s death or if he becomes “permanently disabled,” as defined in the agreements, the agreements will terminate and we will pay the executive or his estate a lump sum severance payment equal to (i) 100% of the executive’s then-current annual base salary, and (ii) 100% of the average of any bonuses received by the executive in the two years immediately before the separation from service.

If the agreements are terminated by the Company without “cause,” as defined in the agreements, by the executive for “good reason,” as defined in the agreements, or by the Company’s proper notice of nonrenewal of the agreement, the Company will pay each named executive officer a lump sum severance payment equal to (i) 150% of the greater of the executive officer’s then-current base salary or the executive officer’s base salary at any time within two years immediately before the separation from service (200% in the case of Mr. Craft) and (ii) 100% of the bonus that the named executive officer would have received based on achievement of applicable performance goals in the year of termination (prorated for any partial year of service in the case of the named executive officers other than Mr. Craft and in the case of the Company’s prior notice of nonrenewal for any of the named executive officers). The Company will also reimburse the named executive officers for certain premiums paid under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), for up to 18 months (24 months in the case of Mr. Craft and, for all named executive officers, 12 months if the executive terminates his employment for good reason), depending on the executive’s eligibility for continuation of coverage under COBRA.

If Mr. Craft is employed by the Company at the time of a “change in control,” as defined in the agreements, Mr. Craft’s agreement will terminate, regardless of whether Mr. Craft experiences a separation from service, and Mr. Craft will receive payments equal to (i) 200% of the greater of Mr. Craft’s then-current base salary and Mr. Craft’s base salary at any time within the two years before the change in control, and (ii) 200% of the average of any bonuses received by Mr. Craft in the two years before the change in control. We will also reimburse Mr. Craft for certain premiums paid under COBRA for up to 24 months following his separation from service, depending on Mr. Craft’s eligibility for continuation of coverage under COBRA.

If one of the other named executive officers is employed by us at the time of a change in control and his agreement is terminated without cause or by the executive for good reason within one year of the change in control, the executive will receive severance payments equal to (i) 150% of the greater of the executive’s then-current base salary and his base salary at any time within the two years immediately before the change in control, and (ii) 100% of the average of bonuses received by the executive in the two years before the change in control. We will also reimburse the executive for certain premiums paid under COBRA for a period of up to 18 months, depending on the executive’s eligibility for continuation of coverage under COBRA.

If a named executive officer is terminated by the Company without cause or if he terminates his employment for good reason, in either case, within 120 days before the occurrence of a change in control, then the named executive officer will be entitled to receive, in addition to the benefits described above for termination without cause or for good reason, a lump sum equal to the excess, if any, of the change in control benefits he would have received if he had been employed on the date of the change in control over the severance benefits he actually received in connection with his termination of employment.

All payments and benefits due under the employment agreements are conditioned upon the execution and non-revocation by the executive officer of a release for the Company’s benefit. Under the agreements, the executive officers have also agreed to certain confidentiality, non-competition and non-solicitation covenants with respect to the Company. The confidentiality covenants apply during the term of the agreement and for a one year period following the executive officer’s termination of employment. The non-competition and non-solicitation covenants apply during the term of the agreement and for one year following the executive officer’s termination of employment (for six months following termination of employment (i) in the case of Mr. Craft, in the event of his termination from employment for good reason or in connection with a change in control, or (ii) in the case of the other named executive officers, if the executive officer is terminated without cause or for good reason within one year following a change in control). Violation of these restrictive covenants entitles us to complete relief, including restitution. Further, in the event of a breach of the restrictive covenants during the executive officer’s employment with us, the executive could be terminated for cause (provided the breach constituted a material violation of the employment agreement). The employment agreements do not prohibit the waiver of a breach of these covenants.

If amounts payable to an executive officer under his employment agreement (together with any other amounts that are payable by us as a result of a change in ownership or control) (collectively, the “Payments”) exceed the amount allowed under Section 280G of the Code for such executive (thereby subjecting the executive to an excise tax), then the Payments due to the executive officer under the employment agreement will either (i) be reduced (but not below zero) so that the aggregate present value of the Payments fall within the amount allowed by Section 280G, or (ii) be paid in full, whichever produces the better, net, after-tax result for the executive officer (taking into account any applicable excise or income taxes).

Employment Agreement Terms.  For purposes of the employment agreements, the following terms have been given the meanings set forth below:

“Change in control” is generally defined as (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or under which shares of the Company’s common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately before the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of the Company and the its subsidiaries to any other person or entity (other than an affiliate of the Company), (iii) the stockholders of the Company approve any plan or proposal for liquidation or dissolution of the Company, (iv) any person or entity (other than Yorktown Energy Partners V, L.P., or any of its affiliated funds), including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power) or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board. A change in control does not include a public offering of the Company’s common stock or a transaction with its sole purpose to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Cause” is generally defined as (i) the willful and continued failure by the executive substantially to perform his duties, responsibilities or authorities (other than any such failure resulting from the executive becoming permanently disabled), (ii) the willful engaging by the executive in misconduct that is materially injurious to the Company, (iii) any misconduct by the executive in the course and scope of the executive’s employment, including but not limited to dishonesty, disloyalty, disorderly conduct, insubordination, harassment of other employees or third parties, abuse of alcohol or controlled substances or other violations of the Company’s personnel policies, rules or Code of Conduct, (iv) any material violation by the executive of his employment agreement or (v) any violation by the executive of any fiduciary duty owed by the executive to the Company or its affiliates. For these purposes, no act, or failure to act, on the executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

“Good reason” is generally defined as, without the executive’s consent, (i) a material diminution in the executive’s annual base salary, duties, responsibilities or authorities, (ii) a requirement that the executive report to an officer or employee other than the Board (or, in the case of executive officers other than Mr. Craft, to an officer or employee other than the president or the Board), (iii) a material relocation of the executive’s primary work location more than 25 miles away from the Company’s corporate headquarters for the Mr. Craft, and 50 miles for the other named executive officers or (iv) any other material breach by the Company of its obligations under the employment agreement.

An executive will be deemed to have become “permanently disabled” when (i) he receives disability benefits under either Social Security or the Company’s long-term disability plan, if any, (ii) the Board, upon the written report of a qualified physician designated by the Board or its insurers, shall have determined (after a complete physical examination of the executive at any time after he has been absent from the Company for a total period of 180 or more calendar days in any 12-month period) that the executive has become physically and/or mentally incapable of performing his essential job functions with or without reasonable accommodation as required by law or (iii) he is otherwise unable for a continuous period of 120 calendar days to perform his essential job functions with or without reasonable accommodation as required by law due to injury, illness or other incapacity (90 days in the case of executive officers other than Mr. Craft).

Potential Severance Benefits.  The following table summarizes the potential severance payments payable to our executive officers under their employment agreements. The table is only intended to summarize various terms of the employment agreements and is qualified in its entirety by reference to the full text of the actual agreements, copies of which are on file with the SEC as discussed above.

By Company
		Change in	Without Cause	Notice of	Death or
		Control or	or by Executive	Nonrenewal by	Permanent
Name	Title	CIC(1)	For Good Reason	Company	Disability

J. Ross Craft	President & CEO	(a) 200% of base salary, (b) 200% of average bonus during two years before CIC and (c) COBRA premiums for up to 24 months.	(a) 200% of base salary, (b) 100% of bonus and (c) COBRA premiums for up to 24 months (12 months if executive terminates for good reason).	(a) 200% of base salary, (b) 100% of bonus, prorated for partial year of service and (c) COBRA premiums for up to 24 months.	(a) 100% of base salary and (b) 100% of average bonus during two years before separation of service.
Steven P. Smart	Executive Vice President & CFO	150% of base salary, (b) 100% of average bonus during two years before CIC and (c) COBRA premiums for up to 18 months.	(a) 150% of base salary, (b) 100% of bonus, prorated for partial year of service and (c) COBRA premiums for up to 18 months (12 months if executive terminates for good reason).	(a) 150% of base salary, (b) 100% of bonus, prorated for partial year of service and (c) COBRA premiums for up to 18 months.	(a) 100% of base salary and (b) 100% of average bonus during two years before separation of service.
J. Curtis Henderson	Executive Vice President & General Counsel	Same as Mr. Smart.	Same as Mr. Smart.	Same as Mr. Smart.	Same as Mr. Smart.
Qingming Yang	Executive Vice President — Business Development & Geosciences	Same as Mr. Smart.	Same as Mr. Smart.	Same as Mr. Smart.	Same as Mr. Smart.
Ralph P. Manoushagian	Executive Vice President — Land	Same as Mr. Smart.	Same as Mr. Smart.	Same as Mr. Smart.	Same as Mr. Smart.

(1)	Change in control must be followed by termination of employment by the Company without cause or by the executive for good reason, each within one year of the change in control, for severance to be payable to the named executive officers other than Mr. Craft. Amounts due to Mr. Craft are payable upon change in control regardless of termination of employment.

Stock Incentive Plan

In addition to potential severance payments under the executive employment agreements discussed above, certain restricted stock awards granted under the 2007 Plan provide for the accelerated vesting of such awards in the event of a change in control or certain termination events. Specifically, the 2007 Plan provides that restricted shares will vest in full upon the occurrence of a change in control. In addition, the stock award agreements for restricted shares granted to executive officers after August 1, 2010, provide that restricted shares will vest in full upon termination of employment by reason of death or disability. The definitions for change in control in the 2007 Plan and applicable restricted stock award agreements are the same as in the employment agreements and are discussed above under “— Employment Agreement Terms.” The definition of disability in the restricted stock award agreements is the same as in the 2007 Plan: (i) the executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company or an affiliate.

Quantification of Payments

The table below summarizes the dollar amounts of potential payments to each named executive officer assuming that one of the events described in the table below occurs and assuming that the employment agreements with all the named executive officers were in effect on December 31, 2010. The table assumes that each specified event occurred on December 31, 2010, when the closing price of the Company’s common stock was $23.10. The values below are our best estimate of the severance payments and benefits the executives would receive upon a termination of employment or a change in control as of December 31, 2010, and we believe the amounts below have been calculated using reasonable assumptions. All amounts are before taxes, which would reduce amounts ultimately due to our named executive officers. Any actual payments that may be made pursuant to the agreements described above are dependent on various factors, which may or may not exist at the time a change in control actually occurs and/or the named executive officer is actually terminated. Therefore, such amounts and disclosures should be considered “forward looking statements.”

		By Company
		Without Cause or	Notice of	Death or
	Change in	by Executive For	Nonrenewal by	Permanent
Name	Control or CIC(1)	Good Reason	Company	Disability

J. Ross Craft
Salary	$625,000	$625,000	$625,000	$312,500
Bonus	513,915	187,500	187,500	256,958
Accelerated Equity	3,654,004	—	—	2,772,000
Continued Medical (COBRA)(2)	47,509	47,509	47,509	—

Total(3)	$4,840,428	$860,009	$860,009	$3,341,458

Steven P. Smart
Salary	$395,250	$395,250	$395,250	$263,500
Bonus	146,513	105,400	105,400	146,513
Accelerated Equity	2,351,996	—	—	1,848,000
Continued Medical (COBRA)(2)	17,261	17,261	17,261	—

Total(3)	$2,911,020	$517,911	$517,911	$2,258,013

J. Curtis Henderson
Salary	$386,250	$386,250	$386,250	$257,500
Bonus	145,313	103,000	103,000	145,313
Accelerated Equity	2,351,996	—	—	1,848,000
Continued Medical (COBRA)(2)	29,241	29,241	29,241	—

Total(3)	$2,912,800	$518,491	$518,491	$2,250,813

Qingming Yang
Salary	$330,000	$330,000	$330,000	$220,000
Bonus	28,570	66,000	66,000	28,570
Accelerated Equity	2,656,500	—	—	1,386,000
Continued Medical (COBRA)(2)	29,241	29,241	29,241	—

Total(3)	$3,044,311	$425,241	$425,241	$1,634,570

		By Company
		Without Cause or	Notice of	Death or
	Change in	by Executive For	Nonrenewal by	Permanent
Name	Control or CIC(1)	Good Reason	Company	Disability

Ralph P. Manoushagian
Salary	$280,500	$280,500	$280,500	$187,000
Bonus	86,063	56,100	56,100	86,063
Accelerated Equity	1,638,021	—	—	1,386,000
Continued Medical (COBRA)(2)	19,518	19,518	19,518	—

Total(3)	$2,024,102	$356,118	$356,118	$1,659,063

(1)	For the named executive officers other than Mr. Craft, the change in control must be followed by a termination of employment by the Company without cause or by the executive for good reason, in either case within one year of the change in control, in order for the “Salary,” “Bonus” and “Continued Medical (COBRA)” amounts reported above to become payable. Accelerated vesting of equity awards and all payments due to Mr. Craft are triggered upon the occurrence of a change in control regardless of termination of employment.

(2)	Based on assumptions used for financial reporting purposes under GAAP. In the event of a termination by the executive for good reason, the duration of continued medical benefits would only last up to 12 months; however, for purposes of quantifying amounts in this table, the “By Company Without Cause or by Executive For Good Reason” column reports up to 18 months of continued coverage (24 months in the case of Mr. Craft) in the event of a termination without cause or for good reason.

(3)	“Total” amounts are calculated without regard to the potential 280G cutback limitation described above under “— Employment Agreements.”

DIRECTOR COMPENSATION

Our directors received an annual retainer of $50,000 in common stock for services rendered in 2010 under our director compensation plan. Our directors also received an annual retainer of $35,000 in cash, stock or a combination of both at the election of the director and payable in four equal installments on the first trading day of each quarter. In addition, the Chairmen of the Audit and Compensation Committees received $15,000 and $5,000, respectively, in cash, stock or a combination of both, also at the election of the Chairman and payable in four equal installments on the first trading day of each quarter. Further, directors and committee members received cash meeting fees of $1,000 for each Board meeting attended, $1,000 for each Audit Committee meeting attended and $500 for each Compensation Committee meeting attended.

Additionally, each director is reimbursed for travel and miscellaneous expenses to attend meetings and activities of the Board or its committees, and travel and miscellaneous expenses related to such director’s participation in general education and programs for directors.

The following table sets forth a summary of the compensation we paid to our directors in 2010. The calculation of the amounts elected to be received in common stock was calculated in accordance with FASB ASC Topic 718 and based on the NASDAQ closing price of our common stock on the date of grant. Mr. Craft, who is a full-time employee, and Mr. Lawrence, who is affiliated with Yorktown Energy Partners, do not receive compensation for serving as directors.

	Fees Earned
	or Paid in	Stock
Name	Cash ($)	Awards ($)	Total ($)
(a)	(b)	(c)	(h)

Alan D. Bell(1)	5,000	35,805	40,805
James H. Brandi	19,000	85,000	104,000
James C. Crain	34,000	85,000	119,000
Sheldon B. Lubar	13,000	90,000	103,000
Christopher J. Whyte	13,000	85,000	98,000

(1)	Alan D. Bell became a member of the Board in August 2010.

For 2011, upon the recommendation of the Compensation Committee and in light of the complexity of compensation issues considered by the Compensation Committee and time spent on these issues, as well as additional governance matters required to be overseen as a result of the Dodd-Frank Act and related SEC regulations, the Board raised the annual chair fee for the Compensation Committee from $5,000 to $7,500 and meeting fee from $500 per meeting to $1,000 per meeting.

EQUITY COMPENSATION PLAN TABLE

The following table summarizes information about our long-term incentive compensation plans as of December 31, 2010:

Number of Shares to
	be Issued Upon	Weighted-Average	Number of Shares
	Exercise of	Exercise Price of	Remaining Available
	Outstanding	Outstanding	for Future Issuance
	Options, Warrants	Options, Warrants	Under Equity
	and Rights(1)	and Rights	Compensation Plans

Equity compensation plans approved by stockholders	334,329	$7.01	691,080
Equity compensation plans not approved by stockholders

Total	334,329	$7.01	691,080

For more information about our 2007 Plan, see “Proposal 4 — Reapproval of Material Terms of Our 2007 Stock Incentive Plan to Comply with Section 162(m) of the Internal Revenue Code” and “Compensation Discussion and Analysis — Elements of the Company’s Executive Officer Compensation Program — Long-Term Incentive Stock Compensation.”

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our Board has approved a written policy that requires our Audit Committee to review on an annual basis all transactions with related parties, or in which a related party has a direct or indirect interest, and to determine whether to ratify or approve the transaction after consideration of the related party’s interest in the transaction. For these purposes, a related-party transaction is a transaction between the Company and any related party, such as an officer, director or 5% stockholder of the Company, other than transactions available to all employees generally or transactions involving less than $5,000 when combined with all similar transactions. We had no related-party transactions in 2010.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Hein & Associates LLP as our independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting as of and for the fiscal year ending December 31, 2011. Stockholders are being asked to ratify the appointment of Hein at the 2011 annual meeting of stockholders, under Proposal 5.

Representatives of Hein are expected to be present at the annual meeting. Hein representatives will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions at the annual meeting.

Audit Fees

Our independent registered public accounting firm for 2010 and 2009 was Hein & Associates LLP. The fees billed to us by Hein are shown in the table below.

	Year Ended December 31,
	2010	2009

Audit fees	$402,550	$380,973
Audit-related fees	2,525	—

Total	$405,075	$380,973

Audit fees consist of fees billed for professional services for the audit of our annual financial statements, reviews of the financial statements included in our quarterly reports and services that are normally provided in connection with statutory and regulatory filings. For 2010, these services include the review of our prospectus for our 2010 equity offering and the audit of our internal controls over financial reporting. For 2009, these services included the review of our registration statement on Form S-3 and the audit of our internal controls over financial reporting.

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services consisted of consultations concerning financial accounting and reporting standards.

Pre-Approval Policy and Procedures

The Audit Committee must give prior approval to any management request for any amount or type of service (audit, audit-related and tax services or to the extent permitted by law, non-audit services) our independent registered public accounting firm provides. All audit and audit-related services rendered by Hein & Associates LLP in 2010 and 2009 were approved by the Audit Committee before Hein was engaged for such services. No services of any kind were approved pursuant to a waiver permitted under 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

The following statement is furnished by our Audit Committee and is not incorporated by reference into any document that we file with the SEC.

This statement is being provided to inform stockholders of the Audit Committee’s oversight with respect to our financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2010, and related notes with management and the independent registered public accounting firm. In addition, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, “Communications with Audit Committees” as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) (the “PCAOB”)

in Rule 3200T. The Audit Committee discussed with our independent registered public accounting firm the independence of such firm from our management, including a review of audit and non-audit fees, and received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with our management and the independent registered public accounting firm such other matters and received such assurance from them, as the Audit Committee deemed appropriate.

Management is responsible for the preparation and presentation of the Company’s audited financial statements, the establishment and maintenance of our disclosure controls and procedures and the establishment, maintenance and evaluation of the effectiveness of our internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the standards of the PCAOB and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee this process.

Based on the foregoing review and discussions with management and the independent registered public accounting firm, and relying thereon, we have recommended to the Company and the Board the inclusion of the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting for the Company and are not experts in auditor independence standards. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the Company’s independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements and internal control over financial reporting has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with GAAP standards, or that Hein & Associates LLP is in fact independent.

Respectfully submitted by the Audit Committee of the Board,

Alan D. Bell, Chairman
James H. Brandi
James C. Crain
Christopher J. Whyte

OTHER MATTERS

Other Proposals at the Annual Meeting of Stockholders

Our Board does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

The information contained in this proxy statement in the sections entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

Submission of Stockholder Proposals and Other Deadlines for the 2012 Annual Meeting of Stockholders

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2012 proxy statement. Under the SEC’s rules and regulations, stockholders interested in submitting proposals in our proxy materials and for presentation at our 2012 annual meeting of stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, stockholder proposals must be received by our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116 no later than December 24, 2011, to be eligible for inclusion in our proxy materials.

Alternatively, as more specifically provided for in our bylaws, a stockholder making a nomination for election to our Board or a proposal of business (other than proposals to be included in our proxy statement and proxy as discussed in the previous paragraph) for our 2011 annual meeting of stockholders must deliver proper notice to our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116 not less than 90 and no more than 120 calendar days before the one year anniversary of the date of this proxy statement. As a result, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2012 annual meeting of stockholders, it must be properly submitted to our Corporate Secretary no earlier than December 23, 2011, and no later than January 22, 2012.

Pursuant to Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2011 annual meeting that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on such matter, unless we are notified of the proposal on or before January 22, 2012, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of such matter after January 22, 2012, and the matter nonetheless is permitted to be presented at the 2012 annual meeting of stockholders, our Board may exercise discretionary voting authority with respect to any such matter without including any discussion of the matter in the proxy statement for the 2012 annual meeting of stockholders. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

For each individual that a stockholder proposes to nominate as a director and for each matter of business proposed to be considered, the stockholder must provide notice to our Corporate Secretary within the time limits described above for delivering notice of such stockholder proposal and comply with the information requirements in our bylaws relating to stockholder nominations. See “Corporate Governance — Identifying and Evaluating Nominees for Directors” for additional information about stockholder nominations.

Detailed information for submitting stockholder proposals is available upon written request to our Corporate Secretary at Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116. These requirements are separate from, and in addition to, the SEC’s rules and regulations that a stockholder must meet to have a stockholder proposal included in our proxy statement for the 2012 annual meeting of stockholders.

2010 Annual Report to Stockholders

Our 2010 annual report to stockholders accompanies this proxy statement. The 2010 annual report to stockholders is not a part of the proxy soliciting material.

Stockholder List

In accordance with the Delaware General Corporation Law, we will maintain at our corporate offices in Fort Worth, Texas a list of the stockholders entitled to vote at the annual meeting. The list will be open to the examination of any stockholder, for purposes relevant to the annual meeting, during ordinary business hours for 10 days before the annual meeting.

Additional Information About Approach Resources Inc.

If you would like to receive information about Approach Resources Inc., please visit our website at www.approachresources.com. A link to our investor relations site can be found at http://ir.approachresources.com/. Our investor relations site contains, among other things, management presentations, financial information, stock quotes and links to our filings with the SEC.

To have information such as our latest quarterly earnings release, annual report on Form 10-K or quarterly reports on Form 10-Q mailed to you, please contact investor relations at (817) 989-9000 or via our website at http://ir.approachresources.com/.

You may read without charge, and copy at prescribed rates, all or any portion of the proxy statement or any reports, statements or other information in the files at the public reference facilities of the SEC’s principal office at Room 1580, 100 F Street, N.E., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings are also available to you on the Internet web site maintained by the SEC at www.sec.gov.

In this proxy statement, we state that information and documents are available on our web site. These references are merely intended to suggest where our stockholders may obtain additional information. The materials and other information presented on our web site are not incorporated in and should not otherwise be considered part of this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS,

J. Curtis Henderson
Executive Vice President, General Counsel
and Secretary

Fort Worth, Texas
April 21, 2011

Appendix 1
APPROACH RESOURCES INC.
2007 STOCK INCENTIVE PLAN
ARTICLE I. ESTABLISHMENT AND PURPOSE
     1.1 Establishment. Approach Resources Inc. (“Approach”) hereby establishes the Approach Resources Inc. 2007 Stock Incentive Plan, as set forth in this document, as an amendment and restatement of the Approach Resources Inc. 2003 Stock Option Plan. Awards granted pursuant to the Approach Resources Inc. 2003 Stock Option Plan shall continue to be governed by the terms of such plan as in effect at the time of the award and the terms of the related award agreement.
     1.2 Purpose. The purposes of this Plan are to attract and retain highly qualified individuals to perform services for the Company, to further align the interests of those individuals with those of the stockholders of Approach, and to more closely link compensation with Company performance. Approach is committed to creating long-term stockholder value. Approach’s compensation philosophy is based on the belief that Approach can best create stockholder value if key employees, officers, directors and others performing services for Approach and its Affiliates act and are rewarded as business owners. Approach believes that an equity stake through equity compensation programs effectively aligns service provider and stockholder interests by motivating and rewarding performance that will enhance stockholder value.
     1.3 Effectiveness and Term. This Plan shall become effective on June 28, 2007 (the “Effective Date”), the date of its approval by the holders of at least a majority of the shares of Common Stock either (a) present or represented and entitled to vote at a special meeting of the stockholders of Approach duly held in accordance with applicable law or (b) by written action in lieu of a meeting in accordance with applicable law. Unless terminated earlier by the Board pursuant to Section 14.1, this Plan shall terminate on the day prior to the tenth anniversary of the Effective Date.
ARTICLE II. DEFINITIONS
     2.1 “Affiliate” means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, Approach. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (a) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (b) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
     2.2 “Approach” means Approach Resources Inc., a Delaware corporation, or any successor thereto.
     2.3 “Award” means an award granted to a Participant in the form of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards, Stock Awards or Other Incentive Awards, whether granted singly or in combination.
     2.4 “Award Agreement” means a written agreement between Approach and a Participant that sets forth the terms, conditions, restrictions and limitations applicable to an Award.
     2.5 “Board” means the Board of Directors of Approach.

     2.6 “Cash Dividend Right” means a contingent right, granted in tandem with a specific Restricted Stock Unit Award, to receive an amount in cash equal to the cash distributions made by Approach with respect to a share of Common Stock during the period such Award is outstanding.
     2.7 “Cause” means any of the following: (a) a Participant’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to Approach or its Affiliates or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (b) a Participant’s repeated intoxication by alcohol or drugs during the performance of his duties in a manner that materially and adversely affects the Participant’s performance of such duties; (c) malfeasance in the conduct of the Participant’s duties, including, but not limited to (i) willful and intentional misuse or diversion of funds of Approach or its Affiliates, (ii) embezzlement or (iii) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to Approach or its Affiliates; (d) a Participant’s material violation of any provision of any employment, nonsolicitation, noncompetition or other agreement with Approach or any of its Affiliates; or (e) a Participant’s material failure to perform the duties of the Participant’s employment or material failure to follow or comply with the reasonable and lawful written directives of the Board or senior officers of Approach, in any case under clause (d) or (e) only after the Participant shall have been informed in writing of such material failure and given a period of not more than 30 days to remedy same.
     2.8 “Change of Control” means (a) any consolidation or merger of Approach in which Approach is not the continuing or surviving corporation or pursuant to which shares of Approach’s Common Stock would be converted into cash, securities or other property, other than a merger of Approach in which the holders of Approach’s Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all, of the assets of Approach and its subsidiaries to any other person or entity (other than an Affiliate of Approach), (c) the stockholders of Approach approve any plan or proposal for liquidation or dissolution of Approach, (d) any person or entity (other than Yorktown Energy Partners V, L.P., or any of its affiliated funds), including a “group” as contemplated by section 13(d)(3) of the Exchange Act acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of Approach’s voting stock (based upon voting power) or (e) as a result of or in connection with a contested election of Directors, the persons who were Directors of Approach before such election shall cease to constitute a majority of the Board. Notwithstanding the foregoing, a Change of Control shall not include the initial public offering of the Common Stock.
     2.9 “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations.
     2.10 “Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan, which committee shall consist of two or more members of the Board; provided, however, that with respect to the application of the Plan to Awards made to Outside Directors, the “Committee” shall be the Board. During such time as the Common Stock is registered under Section 12 of the Exchange Act, each member of the Committee shall be an Outside Director. To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance with such requirements shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

     2.11 “Common Stock” means the common stock of Approach, $0.01 par value per share, or any stock or other securities hereafter issued or issuable in substitution or exchange for the Common Stock.
     2.12 “Company” means Approach and any Affiliate.
     2.13 “Disability” means (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of Approach or an Affiliate.
     2.14 “Dividend Unit Right” means a contingent right, granted in tandem with a specific Restricted Stock Unit Award, to have an additional number of Restricted Stock Units credited to a Participant in respect of the Award equal to the number of shares of Common Stock that could be purchased at Fair Market Value with the amount of each cash distribution made by Approach with respect to a share of Common Stock during the period such Award is outstanding.
     2.15 “Effective Date” means the date this Plan becomes effective as provided in Section 1.3.
     2.16 “Employee” means an employee of the Company; provided, however, that the term “Employee” does not include an Outside Director or an individual performing services for the Company who is treated for tax purposes as an independent contractor at the time of performance of services.
     2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     2.18 “Fair Market Value” means (a) if the Common Stock is listed on any established stock exchange or a national market system, including without limitation Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market and the New York Stock Exchange, the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the date of the determination (or if there was no quoted price for such date, then for the last preceding business day on which there was a quoted price), as reported in The Wall Street Journal or such other source as the Committee deems reliable, (b) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for the Common stock for the date of the determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable or (c) if the Common Stock is not reported or quoted by any such organization, (i) with respect to Incentive Stock Options, the fair market value of the Common Stock as determined in good faith by the Committee within the meaning of Section 422 of the Code or (ii) with respect to other Awards, fair market value of the Common Stock as determined in good faith by the Committee using a “reasonable application of a reasonable valuation method” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder.
     2.19 “Grant Date” means the date an Award is determined to be effective by the Committee upon the grant of such Award.
     2.20 “Inability to Perform” means and shall be deemed to have occurred if the Participant has been determined under the Company’s or any co-employer’s long-term disability plan to be eligible for long-term disability benefits. In the absence of the Participant’s participation in, application for benefits under, or existence of such a plan, “Inability to Perform” means a finding by the Committee in its sole judgment that the Participant is, despite any reasonable accommodation required by law, unable to perform the essential functions of his position because of an illness or injury for (a) 60% or more of the normal working days during six consecutive calendar months or (b) 40% or more of the normal working days during twelve consecutive calendar months.
     2.21 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422(b) of the Code.
     2.22 “NASDAQ” means The NASDAQ Stock Market, Inc.
     2.23 “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.
     2.24 “Option” means an option to purchase shares of Common Stock granted to a Participant pursuant to Article VII. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option, as determined by the Committee.
     2.25 “Other Incentive Award” means an incentive award granted to a Participant pursuant to Article XII.
     2.26 “Outside Director” means a member of the Board who (a) meets the independence requirements of the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, (b) from and after the date on which the remuneration paid (or Awards made) pursuant to the Plan becomes subject to the deduction limitation under Section 162(m) of the Code, qualifies as an “outside director” under Section 162(m) of the Code, (c) qualifies as a “non-employee director” of Approach under Rule 16b-3 and (d) satisfies independence criteria under any other applicable laws or regulations relating to the issuance of shares of Common Stock to Employees.
     2.27 “Participant” means an Employee, Outside Director or other individual or entity performing services for the Company that has been granted an Award; provided, however, that no Award that may be settled in Common Stock may be issued to a Participant that is not a natural person.
     2.28 “Performance Award” means an Award granted to a Participant pursuant to Article XI to receive cash or Common Stock conditioned in whole or in part upon the satisfaction of specified performance criteria.
     2.29 “Permitted Transferee” shall have the meaning given such term in Section 15.4.
     2.30 “Plan” means the Approach Resources Inc. 2007 Stock Incentive Plan, as in effect from time to time.
     2.31 “Prior Plan” means the Approach Resources Inc. 2003 Stock Option Plan, as in effect prior to the Effective Date.
     2.32 “Restricted Period” means the period established by the Committee with respect to an Award of Restricted Stock or Restricted Stock Units during which the Award remains subject to forfeiture.
     2.33 “Restricted Stock” means a share of Common Stock granted to a Participant pursuant to Article IX that is subject to such terms, conditions and restrictions as may be determined by the Committee.

     2.34 “Restricted Stock Unit” means a fictional share of Common Stock granted to a Participant pursuant to Article X that is subject to such terms, conditions and restrictions as may be determined by the Committee.
     2.35 “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation that may be in effect from time to time.
     2.36 “SEC” means the United States Securities and Exchange Commission, or any successor agency or organization.
     2.37 “Securities Act” means the Securities Act of 1933, as amended.
     2.38 “Stock Appreciation Right” or “SAR” means a right granted to a Participant pursuant to Article VIII with respect to a share of Common Stock to receive upon exercise cash, Common Stock or a combination of cash and Common Stock, equal to the appreciation in value of a share of Common Stock.
ARTICLE III. PLAN ADMINISTRATION
     3.1 Plan Administrator and Discretionary Authority. The Plan shall be administered by the Committee. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to (a) interpret the Plan and the Award Agreements executed hereunder, (b) decide all questions concerning eligibility for, and the amount of, Awards granted under the Plan, (c) construe any ambiguous provision of the Plan or any Award Agreement, (d) prescribe the form of Award Agreements, (e) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement, (f) issue administrative guidelines as an aid to administering the Plan and make changes in such guidelines as the Committee from time to time deems proper, (g) make regulations for carrying out the Plan and make changes in such regulations as the Committee from time to time deems proper, (h) determine whether Awards should be granted singly or in combination, (i) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations, (j) accelerate the exercise, vesting or payment of an Award when such action or actions would be in the best interests of the Company, (k) require Participants to hold a stated number or percentage of shares of Common Stock acquired pursuant to an Award for a stated period and (l) take any and all other actions the Committee deems necessary or advisable for the proper operation or administration of the Plan. The Committee shall have authority in its sole discretion with respect to all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan, including without limitation its construction of the terms of the Plan and its determination of eligibility for participation in, and the terms of Awards granted under, the Plan. The decisions of the Committee and its actions with respect to the Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan, including without limitation Participants and their respective Permitted Transferees, estates, beneficiaries and legal representatives. In the case of an Award intended to be eligible for the performance-based compensation exemption under section 162(m) of the Code, the Committee shall exercise its discretion consistent with qualifying the Award for such exemption.
     3.2 Liability; Indemnification. No member of the Committee, nor any person to whom it has delegated authority, shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or Awards granted hereunder, and each member of the Committee (or delegatee of the Committee) shall be fully indemnified and protected by Approach with respect to any liability he may incur with respect to any such action, interpretation or determination, to the maximum extent permitted by applicable law.
ARTICLE IV. SHARES SUBJECT TO THE PLAN
4.1 Available Shares.
     (a) Subject to adjustment as provided in Sections 4.2, the maximum number of shares of Common Stock that shall be available for grant of Awards under the Plan shall be (i) ten percent of the outstanding shares of Common Stock, as adjusted on the first business day after the closing of the initial public offering of the Common Stock and thereafter on the first business day of each calendar year, plus (ii) all shares of Common Stock that, as of the Effective Date, remain available for grant of awards under the Prior Plan, plus (iii) shares of Common Stock subject to outstanding awards under the Prior Plan on the Effective Date, that later cease to be subject to such awards for any reason other than such awards having been exercised. In addition, subject to adjustment as provided in Section 4.2, 115,385 shares of Common Stock covered by awards granted under the Prior Plan and outstanding as of the Effective Date, shall be available for issuance under this Plan, but shall available for grant of Awards under this Plan only as provided in (iii) above. If an Award granted under this Plan expires, is forfeited or becomes unexercisable for any reason without having been exercised in full, the undelivered shares of Common Stock which were subject to the Award shall, unless the Plan shall have been terminated, become available for future Awards under the Plan.
     (b) The maximum number of shares of Common Stock that may be subject to Incentive Stock Options granted under the Plan is 1,100,000. The maximum number of shares of Common Stock that may be subject to all Awards granted under the Plan to any one Participant each fiscal year is 330,000 shares. The maximum number of shares of Common Stock that may be subject to Nonqualified Stock Options and SARs granted under the Plan to any one Participant during a fiscal year is 330,000. The limitations provided in this Section 4.1(b) shall be subject to adjustment as provided in Section 4.2.
     (c) Shares of Common Stock issued pursuant to the Plan may be original issue or treasury shares or a combination of the foregoing, as the Committee, in its sole discretion, shall from time to time determine. During the term of this Plan, Approach will at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan.
     (d) Notwithstanding any provision of this Plan to the contrary, the Board or the Committee shall have the right to substitute or assume awards in connection with mergers, reorganizations, separations or other transactions to which Section 424(a) of the Code applies, provided such substitutions or assumptions are permitted by Section 424 of the Code (or, if applicable, Section 409A of the Code) and the regulations promulgated thereunder.
     4.2 Adjustments for Recapitalizations and Reorganizations. Subject to Article XIII, if there is any change in the number or kind of shares of Common Stock outstanding (a) by reason of a stock dividend, spin-off, recapitalization, stock split or combination or exchange of shares, (b) by reason of a merger, reorganization or consolidation, (c) by reason of a reclassification or change in par value or (d) by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as a class without Approach’s receipt of consideration, or if the value of outstanding shares of Common Stock is reduced as a result of a spin-off or Approach’s payment of an extraordinary cash dividend, or distribution or dividend or distribution consisting of any assets of Approach other than cash, the maximum number and kind of shares of Common Stock available for issuance under the Plan, the maximum number and kind of shares of Common Stock for which any individual may receive Awards in any fiscal year or under the Plan, the number and kind of shares of Common Stock covered by outstanding Awards, and the price per share or the applicable market value or performance target of such Awards will be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights under such Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated; provided, further, that the number and kind of shares of Common Stock available for issuance as Incentive Stock Options under the Plan shall be adjusted only in accordance with Sections 422 and 424 of the Code and the regulations thereunder.
     4.3 Adjustments for Awards. The Committee shall have sole discretion to determine the manner in which shares of Common Stock available for grant of Awards under the Plan are counted. Without limiting the discretion of the Committee under this Section 4.3, unless otherwise determined by the Committee, the following rules shall apply for the purpose of determining the number of shares of Common Stock available for grant of Awards under the Plan:
     (a) Options, Restricted Stock and Stock Awards. The grant of Options, Restricted Stock or Stock Awards shall reduce the number of shares of Common Stock available for grant of Awards under the Plan by the number of shares of Common Stock subject to such an Award.
     (b) SARs. The grant of SARs that may be paid or settled (i) only in Common Stock or (ii) in either cash or Common Stock shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award; provided, however, that upon the exercise of SARs, the excess of the number of shares of Common Stock with respect to which the Award is exercised over the number of shares of Common Stock issued upon exercise of the Award shall again be available for grant of Awards under the Plan. The grant of SARs that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under the Plan.
     (c) Restricted Stock Units. The grant of Restricted Stock Units (including those credited to a Participant in respect of a Dividend Unit Right) that may be paid or settled (i) only in Common Stock or (ii) in either cash or Common Stock shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award; provided, however, that upon settlement of the Award, the excess, if any, of the number of shares of Common Stock that had been subject to such Award over the number of shares of Common Stock issued upon its settlement shall again be available for grant of Awards under the Plan. The grant of Restricted Stock Units that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under the Plan.
     (d) Performance Awards and Other Incentive Awards. The grant of a Performance Award or Other Incentive Award in the form of Common Stock or that may be paid or settled (i) only in Common Stock or (ii) in either Common Stock or cash shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award; provided, however, that upon settlement of the Award, the excess, if any, of the number of shares of Common Stock that had been subject to such Award over the number of shares of Common Stock issued upon its settlement shall again be available for grant of Awards under the Plan. The grant of a Performance Award or Other Incentive Award that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under the Plan.

     (e) Cancellation, Forfeiture and Termination. If any Award referred to in Sections 4.3(a), (b), (c) or (d) (other than an Award that may be paid or settled only for cash) is canceled or forfeited, or terminates, expires or lapses, for any reason, the shares then subject to such Award shall again be available for grant of Awards under the Plan.
     (f) Payment of Exercise Price and Withholding Taxes. If shares of Common Stock are used to pay the exercise price of an Award, the number of shares available for grant of Awards under the Plan shall be increased by the number of shares delivered as payment of such exercise price. If shares of Common Stock are used to pay withholding taxes payable upon exercise, vesting or payment of an Award, or shares of Common Stock that would be acquired upon exercise, vesting or payment of an Award are withheld to pay withholding taxes payable upon exercise, vesting or payment of such Award, the number of shares available for grant of Awards under the Plan shall be increased by the number of shares delivered or withheld as payment of such withholding taxes.
ARTICLE V. ELIGIBILITY
     The Committee shall select Participants from those Employees, Outside Directors and other individuals or entities providing services to the Company that, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company. Once a Participant has been selected for an Award by the Committee, the Committee shall determine the type and size of Award to be granted to the Participant and shall establish in the related Award Agreement the terms, conditions, restrictions and limitations applicable to the Award, in addition to those set forth in the Plan and the administrative guidelines and regulations, if any, established by the Committee.
ARTICLE VI. FORM OF AWARDS
     6.1 Form of Awards. Awards may be granted under the Plan, in the Committee’s sole discretion, in the form of Options pursuant to Article VII, SARs pursuant to Article VIII, Restricted Stock pursuant to Article IX, Restricted Stock Units pursuant to Article X, Performance Awards pursuant to Article XI and Stock Awards and Other Incentive Awards pursuant to Article XII, or a combination thereof. All Awards shall be subject to the terms, conditions, restrictions and limitations of the Plan. The Committee may, in its sole discretion, subject any Award to such other terms, conditions, restrictions and/or limitations (including without limitation the time and conditions of exercise, vesting or payment of an Award and restrictions on transferability of any shares of Common Stock issued or delivered pursuant to an Award), provided they are not inconsistent with the terms of the Plan. The Committee may, but is not required to, subject an Award to such conditions as it determines are necessary or appropriate to ensure than an Award constitutes “qualified performance based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder. Awards under a particular Article of the Plan need not be uniform, and Awards under more than one Article of the Plan may be combined in a single Award Agreement. Any combination of Awards may be granted at one time and on more than one occasion to the same Participant. Subject to compliance with applicable tax law, an Award Agreement may provide that a Participant may elect to defer receipt of income attributable to the exercise or vesting of an Award.
     6.2 No Repricing or Reload Rights. Except for adjustments made pursuant to Section 4.2, no Award may be repriced, replaced, regranted through cancellation or otherwise modified without stockholder approval, if the effect would be to reduce the exercise price for the shares underlying such Award. The Committee may not cancel an outstanding Option that is under water for the purpose of granting a replacement Award of a different type.

     6.3 Loans. The Committee may, in its sole discretion, approve the extension of a loan by the Company to a Participant who is an Employee to assist the Participant in paying the exercise price or purchase price of an Award; provided, however, that no loan shall be permitted if the extension of such loan would violate any provision of applicable law. Any loan will be made upon such terms and conditions as the Committee shall determine.
ARTICLE VII. OPTIONS
     7.1 General. Awards may be granted in the form of Options that may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both; provided, however, that Incentive Stock Options may be granted only to employees of Approach or a “parent corporation” or a “subsidiary corporation” of Approach, as those terms are defined in Sections 424(e) and (f) of the Code, respectively. Nonqualified Stock Options may be granted only to Employees, Outside Directors or other individuals or entities performing services for a corporation or other type of entity in a chain of corporations or other entities, starting with Approach, in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, but not corporations or other entities in the chain below the corporation or other entity for which the Employees, Outside Directors or other individuals or entities are providing services on the date of grant of the Nonqualified Stock Options. For purposes of this Section, “controlling interest” means (i) in the case of a corporation, ownership of stock possessing at least 50% of total combined voting power of all classes of stock entitled to vote of such corporation or at least 50% of the total value of shares of all classes of stock of such corporation; (ii) in the case of a partnership, ownership of at least 50% of the profits interest or capital interest of such partnership; (iii) in the case of a sole proprietorship, ownership of the sole proprietorship; or (iv) in the case of a trust or estate, ownership of an actuarial interest (as defined in Treasury Regulation Section 1.414(c)-2(b)(2)(ii)) of at least 50% of such trust or estate.
     7.2 Terms and Conditions of Options. An Option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value per share of Common Stock on the Grant Date unless the Option is granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became Employees (or other service providers) as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company and complies with Section 409A of the Code. Except as otherwise provided in Section 7.3, the term of each Option shall be as specified by the Committee; provided, however, that no Options shall be exercisable later than 10 years after the Grant Date. Options may be granted with respect to Restricted Stock or shares of Common Stock that are not Restricted Stock, as determined by the Committee in its sole discretion.
7.3 Restrictions Relating to Incentive Stock Options.
     (a) Options granted in the form of Incentive Stock Options shall, in addition to being subject to the terms and conditions of Section 7.2, comply with Section 422(b) of the Code. To the extent the aggregate Fair Market Value (determined as of the dates the respective Incentive Stock Options are granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of Approach and its parent and subsidiary corporations exceeds $100,000, such excess Incentive Stock Options shall be treated as options that do not constitute Incentive Stock Options. The Committee shall determine, in accordance with the applicable provisions of the Code, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. The price at which a share of Common Stock may be purchased upon exercise of an Incentive Stock Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date. No Incentive Stock Option shall be granted to an Employee under the Plan if, at the time such Option is granted, such Employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of Approach or of its parent or subsidiary corporations, within the meaning of Section 422(b)(6) of the Code, unless (i) on the Grant Date of such Option, the exercise price of such Option is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the Grant Date of the Option.
     (b) Each Participant awarded an Incentive Stock Option shall notify Approach in writing immediately after the date he or she makes a disqualifying disposition of any shares of Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including any sale) of such Common Stock before the later of (i) two years after the Grant Date of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option.
7.4 Exercise of Options.
     (a) Subject to the terms and conditions of the Plan, Options shall be exercised by the delivery of a written notice of exercise to Approach, setting forth the number of whole shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment for such shares.
     (b) Upon exercise of an Option, the exercise price of the Option shall be payable to Approach in full either (i) in cash or an equivalent acceptable to the Committee, (ii) in the sole discretion of the Committee and in accordance with any applicable administrative guidelines established by the Committee, (A) by tendering one or more previously acquired nonforfeitable, unrestricted shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the total exercise price or (B) by surrendering a sufficient portion of the shares with respect to which the Option is exercised having an aggregate Fair Market Value at the time of exercise equal to the total exercise price or (iii) in a combination of the forms specified in (i) or (ii) of this subsection; provided, however, that payment of the exercise price by means of tendering or surrendering shares of Common Stock shall not be permitted when the same may, in the reasonable opinion of the Committee, cause Approach to record a loss or expense as a result thereof.
     (c) During such time as the Common Stock is registered under Section 12 of the Exchange Act, to the extent permissible under applicable law, payment of the exercise price of an Option may also be made, in the absolute discretion of the Committee, by delivery to Approach or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares with respect to which the Option is exercised and deliver the sale or margin loan proceeds directly to Approach to pay the exercise price and any required withholding taxes.
     (d) As soon as reasonably practicable after receipt of written notification of exercise of an Option and full payment of the exercise price and any required withholding taxes, Approach shall (i) deliver to the Participant, in the Participant’s name or the name of the Participant’s designee, a stock certificate or certificates in an appropriate aggregate amount based upon the number of shares of Common Stock purchased under the Option or (ii) cause to be issued in the

Participant’s name or the name of the Participant’s designee, in book-entry form, an appropriate number of shares of Common Stock based upon the number of shares purchased under the Option.
     7.5 Termination of Employment or Service. Each Award Agreement embodying the Award of an Option shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or service with the Company. Such provisions shall be determined by the Committee in its absolute discretion, need not be uniform among all Options granted under the Plan and may reflect distinctions based on the reasons for termination of employment or service. In the event a Participant’s Award Agreement embodying the award of an Option does not set forth such termination provisions, the following termination provisions shall apply with respect to such Award:
     (a) Termination For Cause. If the employment or service of a Participant shall terminate for Cause, each outstanding Option held by the Participant shall automatically terminate as of the date of such termination of employment or service, and the right to exercise the Option shall immediately terminate.
     (c) Termination By Reason of Death or Disability. In the event of a Participant’s death or Disability while employed by or in the service of Approach or an Affiliate, each outstanding Option shall remain outstanding and may be exercised by the person who acquires the Option by will or the laws of descent and distribution, or by the Participant, as the case may be, but only (i) within the one year period following the date of death or Disability (if otherwise prior to the date of expiration of the Option), and not thereafter, and (ii) to purchase the number of shares of Common Stock that were subject to purchase upon exercise of the Option at the time of such death or Disability, plus the number of shares of Common Stock that would have become purchasable upon the next vesting date.
     (c) Termination For Reasons Other Than Cause, Death or Disability. If a Participant’s employment or service with Approach and its Affiliates is terminated voluntarily by the Participant or by action of Approach or an Affiliate for reasons other than for Cause, an Option may be exercised, but only (i) within three months after such termination (if otherwise prior to the date of expiration of the Option), and not thereafter, and (ii) to purchase the number of shares of Common Stock, if any, that could be purchased upon exercise of the Option at the date of termination of the Participant’s employment or service.
Notwithstanding the foregoing, an Option will not be treated as an Incentive Stock Option unless at all times beginning on the Grant Date and ending on the day three months (one year in the case of a Participant who is “disabled” within the meaning of Section 22(e)(3) of the Code) before the date of exercise of the Option, the Participant is an employee of Approach or a “parent corporation” or a “subsidiary corporation” of Approach, as those terms are defined in Sections 424(e) and (f) of the Code, respectively (or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming an option in a transaction to which Section 424(a) of the Code applies).
ARTICLE VIII. STOCK APPRECIATION RIGHTS
8.1 General.

     (a) The Committee may grant Awards in the form of SARs in such numbers and at such times as it shall determine. SARs shall vest and be exercisable in whole or in such installments and at such times as may be determined by the Committee. The price at which SARs may be exercised shall be determined by the Committee but shall not be less than 100% of the Fair Market Value per share of Common Stock on the Grant Date unless the SARs are granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who became Employees (or other service providers) as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company and comply with Section 409A of the Code. The term of each SAR shall be as specified by the Committee; provided, however, that no SARs shall be exercisable later than 10 years after the Grant Date. At the time of an Award of SARs, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the SARs, including without limitation rules pertaining to the termination of employment or service (by reason of death, permanent and total disability, or otherwise) of a Participant prior to exercise of the SARs, as it determines are necessary or appropriate, provided they are not inconsistent with the Plan.
     (b) SARs may be granted only to an Employee, Outside Director or other individual or entity performing services for a corporation or other type of entity in a chain of corporations or other entities, starting with Approach, in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, but not corporations or other entities in the chain below the corporation or other entity for which the Employee, Outside Director or other individual or entity is providing services on the date of grant of the SARs. For purposes of this subsection, “controlling interest” means (i) in the case of a corporation, ownership of stock possessing at least 50% of total combined voting power of all classes of stock entitled to vote of such corporation or at least 50% of the total value of shares of all classes of stock of such corporation; (ii) in the case of a partnership, ownership of at least 50% of the profits interest or capital interest of such partnership; (iii) in the case of a sole proprietorship, ownership of the sole proprietorship; or (iv) in the case of a trust or estate, ownership of an actuarial interest (as defined in Treasury Regulation Section 1.414(c)-2(b)(2)(ii)) of at least 50% of such trust or estate.
     8.2 Exercise of SARs. SARs shall be exercised by the delivery of a written notice of exercise to Approach, setting forth the number of whole shares of Common Stock with respect to which the Award is being exercised. Upon the exercise of SARs, the Participant shall be entitled to receive an amount equal to the excess of the aggregate Fair Market Value of the shares of Common Stock with respect to which the Award is exercised (determined as of the date of such exercise) over the aggregate exercise price of such shares. Such amount shall be payable to the Participant in cash or in shares of Common Stock, as provided in the Award Agreement.
ARTICLE IX. RESTRICTED STOCK
     9.1 General. Awards may be granted in the form of Restricted Stock in such numbers and at such times as the Committee shall determine. The Committee shall impose such terms, conditions and restrictions on Restricted Stock as it may deem advisable, including without limitation providing for vesting upon the achievement of specified performance goals pursuant to a Performance Award and restrictions under applicable Federal or state securities laws. A Participant shall not be required to make any payment for Restricted Stock unless required by the Committee pursuant to Section 9.2.
     9.2 Purchased Restricted Stock. The Committee may in its sole discretion require a Participant to pay a stipulated purchase price for each share of Restricted Stock.

     9.3 Restricted Period. At the time an Award of Restricted Stock is granted, the Committee shall establish a Restricted Period applicable to such Restricted Stock. Each Award of Restricted Stock may have a different Restricted Period in the sole discretion of the Committee.
     9.4 Other Terms and Conditions. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. Restricted Stock awarded to a Participant under the Plan shall be registered in the name of the Participant or, at the option of Approach, in the name of a nominee of Approach, and shall be issued in book-entry form or represented by a stock certificate. Subject to the terms and conditions of the Award Agreement, a Participant to whom Restricted Stock has been awarded shall have the right to receive dividends thereon during the Restricted Period, to vote the Restricted Stock and to enjoy all other stockholder rights with respect thereto, except that (a) Approach shall retain custody of any certificates evidencing the Restricted Stock during the Restricted Period and (b) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock during the Restricted Period. A breach of the terms and conditions established by the Committee pursuant to the Award of the Restricted Stock may result in a forfeiture of the Restricted Stock. At the time of an Award of Restricted Stock, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Restricted Stock, including without limitation rules pertaining to the termination of employment or service (by reason of death, permanent and total disability, retirement, cause or otherwise) of a Participant prior to expiration of the Restricted Period.
     9.5 Miscellaneous. Nothing in this Article shall prohibit the exchange of shares of Restricted Stock pursuant to a plan of merger or reorganization for stock or other securities of Approach or another corporation that is a party to the reorganization, provided that the stock or securities so received in exchange for shares of Restricted Stock shall, except as provided in Article XIII, become subject to the restrictions applicable to such Restricted Stock. Any shares of Common Stock received as a result of a stock split or stock dividend with respect to shares of Restricted Stock shall also become subject to the restrictions applicable to such Restricted Stock.
ARTICLE X. RESTRICTED STOCK UNITS
     10.1 General. Awards may be granted in the form of Restricted Stock Units in such numbers and at such times as the Committee shall determine. The Committee shall impose such terms, conditions and restrictions on Restricted Stock Units as it may deem advisable, including without limitation prescribing the period over which and the conditions upon which a Restricted Stock Unit may become vested or be forfeited, and providing for vesting upon the achievement of specified performance goals pursuant to a Performance Award. Upon the lapse of restrictions with respect to each Restricted Stock Unit, the Participant shall be entitled to receive one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the Award Agreement. A Participant shall not be required to make any payment for Restricted Stock Units.
     10.2 Restricted Period. At the time an Award of Restricted Stock Units is granted, the Committee shall establish a Restricted Period applicable to such Restricted Stock Units. Each Award of Restricted Stock Units may have a different Restricted Period in the sole discretion of the Committee.
     10.3 Cash Dividend Rights and Dividend Unit Rights. To the extent provided by the Committee in its sole discretion, a grant of Restricted Stock Units may include a tandem Cash Dividend Right or Dividend Unit Right grant. A grant of Cash Dividend Rights may provide that such Cash Dividend Rights shall be paid directly to the Participant at the time of payment of related dividend, be credited to a bookkeeping account subject to the same vesting and payment provisions as the tandem Award (with or without interest in the sole discretion of the Committee), or be subject to such other provisions or restrictions as determined by the Committee in its sole discretion. A grant of Dividend Unit Rights may provide that such Dividend Unit Rights shall be subject to the same vesting and payment provisions as the tandem Award or be subject to such other provisions and restrictions as determined by the Committee in its sole discretion.
     10.4 Other Terms and Conditions. At the time of an Award of Restricted Stock Units, the Committee may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Restricted Stock Units, including without limitation rules pertaining to the termination of employment or service (by reason of death, Disability, retirement, Cause or otherwise) of a Participant prior to expiration of the Restricted Period.
ARTICLE XI. PERFORMANCE AWARDS
     11.1 General. Awards may be granted in the form of Performance Awards that may be payable in the form of cash, shares of Common Stock or a combination of both, in such amounts and at such times as the Committee shall determine. Performance Awards shall be conditioned upon the level of achievement of one or more stated performance goals over a specified performance period that shall not be shorter than one year. Performance Awards may be combined with other Awards to impose performance criteria as part of the terms of such other Awards.
     11.2 Terms and Conditions. Each Award Agreement embodying a Performance Award shall set forth (a) the amount, including a target and maximum amount if applicable, a Participant may earn in the form of cash or shares of Common Stock or a formula for determining such amount, (b) the performance criteria and level of achievement versus such criteria that shall determine the amount payable or number of shares of Common Stock to be granted, issued, retained and/or vested, (c) the performance period over which performance is to be measured, (d) the timing of any payments to be made, (e) restrictions on the transferability of the Award and (f) such other terms and conditions as the Committee may determine that are not inconsistent with the Plan.
     11.3 Code Section 162(m) Requirements. From and after the date on which remuneration paid (or Awards granted) pursuant to the Plan becomes subject to the deduction limitation of Section 162(m) of the Code, the Committee shall determine in its sole discretion whether all or any portion of a Performance Award shall be intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code (the “162(m) Requirements”). The performance criteria for any Performance Award that is intended to satisfy the 162(m) Requirements shall be established in writing by the Committee based on one or more performance goals as set forth in Section 11.4 not later than 90 days after commencement of the performance period with respect to such Award, provided that the outcome of the performance in respect of the goals remains substantially uncertain as of such time. The maximum amount that may be paid in cash pursuant to Performance Awards granted to a Participant with respect to a Approach’s fiscal year that are intended to satisfy the 162(m) Requirements is $5,000,000; provided, however, that such maximum amount with respect to a Performance Award that provides for a performance period longer than one fiscal year shall be the foregoing limit multiplied by the number of full fiscal years in the performance period. At the time of the grant of a Performance Award and to the extent permitted under Code Section 162(m) and regulations thereunder for a Performance Award intended to satisfy the 162(m) Requirements, the Committee may provide for the manner in which the performance goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences.
     11.4 Performance Goals. The performance measure(s) to be used for purposes of Performance Awards may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which the Participant is employed or with respect to which the Participant performs services, and may consist of one or more or any combination of the following criteria: (a) earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis), (b) return on equity, (c) return on assets or net assets, (d) return on capital or invested capital and other related financial measures, (e) cash flow or EBITDA or EBITDAX, (f) revenues, (g) income or operating income, (h) expenses or costs or expense levels or cost levels (absolute or per unit), (i) one or more operating ratios, (j) stock price, (k) total stockholder return, (l) operating profit, (m) profit margin, (n) capital expenditures, (o) net borrowing, debt leverage levels, credit quality or debt ratings, (p) the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions, (q) net asset value per share, (r) economic value added, (s) individual business objectives, (t) growth in production, (u) growth in reserves, (v) reserve replacement ratio and/or (w) finding and development cost per unit. The performance goals based on these performance measures may be made relative to the performance of other business entities.
     11.5 Certification and Negative Discretion. Prior to the payment of any compensation pursuant to a Performance Award that is intended to satisfy the 162(m) Requirements, the Committee shall certify the extent to which the performance goals and other material terms of the Award have been achieved or satisfied. The Committee in its sole discretion shall have the authority to reduce, but not to increase, the amount payable and the number of shares to be granted, issued, retained or vested pursuant to a Performance Award.
ARTICLE XII. STOCK AWARDS AND OTHER INCENTIVE AWARDS
     12.1 Stock Awards. Stock Awards may be granted to Participants upon such terms and conditions as the Committee may determine. Shares of Common Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration. The Committee shall determine the number of shares of Common Stock to be issued pursuant to a Stock Award.
     12.2 Other Incentive Awards. Other Incentive Awards may be granted in such amounts, upon such terms and at such times as the Committee shall determine. Other Incentive Awards may be granted based upon, payable in or otherwise related to, in whole or in part, shares of Common Stock if the Committee, in its sole discretion, determines that such Other Incentive Awards are consistent with the purposes of the Plan. Each grant of an Other Incentive Award shall be evidenced by an Award Agreement that shall specify the amount of the Other Incentive Award and the terms, conditions, restrictions and limitations applicable to such Award. Payment of Other Incentive Awards shall be made at such times and in such form, which may be cash, shares of Common Stock or other property (or a combination thereof), as established by the Committee, subject to the terms of the Plan.
ARTICLE XIII. CHANGE OF CONTROL
     13.1 Vesting of Awards. Except as provided otherwise in an Award Agreement at the time an Award is granted, notwithstanding any provision of this Plan to the contrary, in the event of a Change of Control, any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, an Award granted hereunder shall be accelerated or waived (assuming with respect to any Performance Awards, all performance criteria and other conditions are achieved or fulfilled to the maximum extent possible) so that:
     (a) if no exercise of the Award is required, the Award may be realized in full at the time of the occurrence of the Change of Control (the “Change Effective Time”) or

     (b) if exercise of the Award is required, the Award may be exercised in full at the Change Effective Time;
provided, however, that with respect to any Award that consists of deferred compensation within the meaning of Section 409A of the Code, in the event of a Change of Control that does not satisfy the requirements for a change in the ownership or effective control of Approach or a change in the ownership of a substantial portion of the assets of Approach within the meaning of Section 409A of the Code and Treasury guidance and regulations thereunder, then delivery of payment with respect to such Award as provided herein shall be made upon the earliest of (i) the Participant’s “separation from service” (within the meaning of Code Section 409A and the regulations thereunder), (ii) the Participant’s becoming disabled (within the meaning of Code Section 409A(a)(2)(C)), (iii) the Participant’s death or (iv) a Change of Control that does satisfy the requirements for a change in the ownership or effective control of Approach or a change in the ownership of a substantial portion of the assets of Approach within the meaning of Section 409A of the Code and Treasury guidance and regulations thereunder; provided, however, that delivery of payment upon separation from service to a Participant who is a “specified employee” (as defined in Code Section 409A and the regulations thereunder) as of the date of his or her separation from service shall be delayed for a period of six months after the Participant’s separation from service (or, if earlier than the end of the six-month period, the date of death of the Participant).
     13.2 Assumption of Awards. Upon a Change of Control where Approach is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options that are not exercised before the Change of Control will be assumed by or replaced with comparable options or rights in the surviving corporation (or a parent of the surviving corporation) in accordance with Section 424(a) of the Code and the regulations thereunder, and other outstanding Awards will be converted into similar awards of the surviving corporation (or a parent of the surviving corporation).
     13.3 Cancellation of Awards. Notwithstanding the foregoing, in the event of a Change of Control of Approach, then the Committee, in its discretion, may, no later than the effective time of such Change of Control, require any Participant holding an Award to surrender such Award in exchange for (a) with respect to each share of Common Stock subject to an Option or SAR (whether or not vested), payment by the Company (or a successor), in cash, of an amount equivalent to the excess of the value of the consideration received for each share of Common Stock by holders of Common Stock in connection with such Change of Control (the “Change of Control Consideration”) over the exercise price or grant price per share, (b) with respect to each share of Common Stock subject to an Award of Restricted Stock Units or Other Incentive Awards, and related Cash Dividend Rights and Dividend Unit Rights (if applicable), payment by the Company (or a successor), in cash, of an amount equivalent to the value of any such Cash Dividend Rights and Dividend Unit Rights plus the value of the Change of Control Consideration for each share covered by the Award, assuming all restrictions or limitations (including risks of forfeiture) have lapsed and (c) with respect to a Performance Award, payment by the Company (or a successor), in cash, of an amount equivalent to the value of such Award, as determined by the Committee, taking into account, to the extent applicable, the Change of Control Consideration, and assuming all performance criteria and other conditions to payment of such Awards are achieved or fulfilled to the maximum extent possible. Payments made upon a Change of Control pursuant to this Section shall be made no later than the date on which the Change of Control occurs. Notwithstanding the foregoing, with respect to any Award that consists of deferred compensation within the meaning of Section 409A of the Code, in the event of a Change of Control that does not satisfy the requirements for a change in the ownership or effective control of Approach or a change in the ownership of a substantial portion of the assets of Approach within the meaning of Section 409A of the Code and Treasury guidance and regulations thereunder, then delivery of payment with respect to such Award as provided herein shall be made upon the earliest of (i) the Participant’s “separation from service” (within the meaning of Code

Section 409A and the regulations thereunder), (ii) the Participant’s becoming disabled (within the meaning of Code Section 409A(a)(2)(C)), (iii) the Participant’s death or (iv) a Change of Control that does satisfy the requirements for a change in the ownership or effective control of Approach or a change in the ownership of a substantial portion of the assets of Approach within the meaning of Section 409A of the Code and Treasury guidance and regulations thereunder; provided, however, that delivery of payment upon separation from service to a Participant who is a “specified employee” (as defined in Code Section 409A and the regulations thereunder) as of the date of his or her separation from service shall be delayed for a period of six months after the Participant’s separation from service (or, if earlier than the end of the six-month period, the date of death of the Participant).
ARTICLE XIV. AMENDMENT AND TERMINATION
     14.1 Plan Amendment and Termination. The Board may at any time suspend, terminate, amend or modify the Plan, in whole or in part; provided, however, that no amendment or modification of the Plan shall become effective without the approval of such amendment or modification by the holders of at least a majority of the shares of Common Stock if (a) such amendment or modification increases the maximum number of shares subject to the Plan (except as provided in Article IV) or changes the designation or class of persons eligible to receive Awards under the Plan or (b) counsel for Approach determines that such approval is otherwise required by or necessary to comply with applicable law or the listing requirements of NASDAQ or such other exchange or association on which the Common Stock is then listed or quoted. An amendment to the Plan shall not require stockholder approval if it curtails rather than expands the scope of the Plan, nor if it is made to conform the Plan to statutory or regulatory requirements, such as, without limitation, Code Section 409A, or regulations issued thereunder. Upon termination of the Plan, the terms and provisions of the Plan shall, notwithstanding such termination, continue to apply to Awards granted prior to such termination. Except as otherwise provided herein, no suspension, termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the consent of the Participant (or the Permitted Transferee) holding such Award. Notwithstanding the foregoing, Approach may amend any Award Agreement to be exempt from Code Section 409A or to comply with the requirements of Code Section 409A or to modify any provision that causes an Award that is intended to be classified as an “equity instrument” under FAS 123R to be classified as a liability on Approach’s financial statements.
     14.2 Award Amendment and Cancellation. The Committee may amend the terms of any outstanding Award granted pursuant to the Plan, but except as otherwise provided herein, no such amendment shall adversely affect in any material way the Participant’s (or a Permitted Transferee’s) rights under an outstanding Award without the consent of the Participant (or the Permitted Transferee) holding such Award.
ARTICLE XV. MISCELLANEOUS
     15.1 Award Agreements. After the Committee grants an Award under the Plan to a Participant, Approach and the Participant shall enter into an Award Agreement setting forth the terms, conditions, restrictions and limitations applicable to the Award and such other matters as the Committee may determine to be appropriate. The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to the Participant in connection with any Award. Awards that are not paid currently shall be recorded as payable on Approach’s records for the Plan. The terms and provisions of the respective Award Agreements need not be identical. All Award Agreements shall be subject to the provisions of the Plan, and in the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern.

15.2 Listing; Suspension.
     (a) As long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. Approach shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.
     (b) If at any time counsel to Approach or its Affiliates shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on Approach or its Affiliates under the laws of any applicable jurisdiction, Approach or its Affiliates shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on Approach or its Affiliates.
     (c) Upon termination of any period of suspension under this Section, any Award affected by such suspension that shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares that would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award unless otherwise determined by the Committee in its sole discretion.
     15.3 Additional Conditions. Notwithstanding anything in the Plan to the contrary (a) the Committee may, if it shall determine it necessary or desirable in its sole discretion, at the time of grant of any Award or the issuance of any shares of Common Stock pursuant to any Award, require the recipient of the Award or such shares of Common Stock, as a condition to the receipt thereof, to deliver to Approach a written representation of present intention to acquire the Award or such shares of Common Stock for his own account for investment and not for distribution, (b) the certificate for shares of Common Stock issued to a Participant may include any legend that the Committee deems appropriate to reflect any restrictions on transfer and (c) all certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange or association upon which the Common Stock is then listed or quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
15.4 Transferability.
     (a) All Awards granted to a Participant shall be exercisable during his lifetime only by such Participant, or if applicable, a Permitted Transferee as provided in subsection (c) of this Section; provided, however, that in the event of a Participant’s legal incapacity, an Award may be exercised by his guardian or legal representative. When a Participant dies, the personal representative, beneficiary, or other person entitled to succeed to the rights of the Participant may acquire the rights under an Award. Any such successor must furnish proof satisfactory to Approach of the successor’s entitlement to receive the rights under an Award under the Participant’s will or under the applicable laws of descent and distribution.

     (b) Except as otherwise provided in this Section, no Award shall be subject to execution, attachment or similar process, and no Award may be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of an Award not specifically permitted by the Plan or the Award Agreement shall be null and void and without effect.
     (c) If provided in the Award Agreement, Nonqualified Stock Options may be transferred by a Participant to a Permitted Transferee. For purposes of the Plan, “Permitted Transferee” means (i) a member of a Participant’s immediate family, (ii) any person sharing the Participant’s household (other than a tenant or employee of the Participant), (iii) trusts in which a person listed in (i) or (ii) above has more than 50% of the beneficial interest, (iv) a foundation in which the Participant or a person listed in (i) or (ii) above controls the management of assets, (v) any other entity in which the Participant or a person listed in (i) or (ii) above owns more than 50% of the voting interests, provided that in the case of the preceding clauses (i) through (v), no consideration is provided for the transfer and (vi) any transferee permitted under applicable securities and tax laws as determined by counsel to Approach. In determining whether a person is a “Permitted Transferee,” immediate family members shall include a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.
     (d) Incident to a Participant’s divorce, the Participant may request that Approach agree to observe the terms of a domestic relations order which may or may not be part of a qualified domestic relations order (as defined in Code Section 414(p)) with respect to all or a part of one or more Awards made to the Participant under the Plan. Approach’s decision regarding such a request shall be made by the Committee, in its sole and absolute discretion, based upon the best interests of Approach. The Committee’s decision need not be uniform among Participants. As a condition of participation, a Participant agrees to hold Approach harmless from any claim that may arise out of Approach’s observance of the terms of any such domestic relations order.
     15.5 Withholding Taxes. The Company shall be entitled to deduct from any payment made under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment, may require the Participant to pay to the Company such withholding taxes prior to and as a condition of the making of any payment or the issuance or delivery of any shares of Common Stock under the Plan, and shall be entitled to deduct from any other compensation payable to the Participant any withholding obligations with respect to Awards. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from or with respect to an Award by (a) withholding shares of Common Stock from any payment of Common Stock due as a result of such Award, or (b) permitting the Participant to deliver to the Company previously acquired shares of Common Stock, in each case having an aggregate Fair Market Value equal to the amount of such required withholding taxes. No payment shall be made and no shares of Common Stock shall be issued pursuant to any Award unless and until the applicable tax withholding obligations have been satisfied.
     15.6 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award granted hereunder, provided that the Committee in its sole discretion may round fractional shares down to the nearest whole share or settle fractional shares in cash.

     15.7 Notices. All notices required or permitted to be given or made under the Plan or pursuant to any Award Agreement (unless provided otherwise in such Award Agreement) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified United States mail, postage prepaid, return receipt requested, (c) sent by prepaid overnight courier service or (d) sent by telecopy or facsimile transmission, with confirmation receipt, to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Such notices shall be effective (a) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (b) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefore or (c) if sent by telecopy or facsimile transmission, when the answer back is received. Approach or a Participant may change, at any time and from time to time, by written notice to the other, the address that it or such Participant had theretofore specified for receiving notices. Until such address is changed in accordance herewith, notices hereunder or under an Award Agreement shall be delivered or sent (a) to a Participant at his address as set forth in the records of the Company or (b) to Approach at the principal executive offices of Approach clearly marked “Attention: Corporate Secretary.”
     15.8 Compliance with Law and Stock Exchange or Association Requirements. In addition, it is the intent of Approach that Options designated Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, and that Awards intended to constitute “qualified performance-based awards” comply with the applicable provisions of Section 162(m) of the Code and that any deferral of the receipt of the payment of cash or the delivery of shares of Common Stock that the Committee may permit or require, and all Awards either be exempt from Code section 409A or, if not exempt, comply with the requirements of Section 409A of the Code. To the extent that any legal requirement of Section 16 of the Exchange Act or Sections 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be required under Section 16 of the Exchange Act or Sections 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. Any provision of this Plan to the contrary notwithstanding, the Committee may revoke any Award if it is contrary to law, governmental regulation or stock exchange or association requirements or modify an Award to bring it into compliance with any government regulation or stock exchange or association requirements. The Committee may agree to limit its authority under this Section.
     15.9 Binding Effect. The obligations of Approach under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of Approach, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of Approach. The terms and conditions of the Plan shall be binding upon each Participant and his Permitted Transferees, heirs, legatees, distributees and legal representatives.
     15.10 Severability. If any provision of the Plan or any Award Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, as the case may be, but such provision shall be fully severable and the Plan or such agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.
     15.11 No Restriction of Corporate Action. Nothing contained in the Plan shall be construed to prevent Approach or any Affiliate from taking any corporate action (including any corporate action to suspend, terminate, amend or modify the Plan) that is deemed by Approach or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Awards made or to be made under the Plan. No Participant or other person shall have any claim against Approach or any Affiliate as a result of such action.

     15.12 Governing Law. The Plan shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas except as superseded by applicable federal law.
     15.13 No Right, Title or Interest in Company Assets. No Participant shall have any rights as a stockholder of Approach as a result of participation in the Plan until the date of issuance of Common Stock in his name and, in the case of Restricted Stock, unless and until such rights are granted to the Participant pursuant to the Plan. To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company, and such person shall not have any rights in or against any specific assets of the Company. All Awards shall be unfunded.
     15.14 Risk of Participation. Nothing contained in the Plan shall be construed either as a guarantee by Approach or its Affiliates, or their respective stockholders, directors, officers or employees, of the value of any assets of the Plan or as an agreement by Approach or its Affiliates, or their respective stockholders, directors, officers or employees, to indemnify anyone for any losses, damages, costs or expenses resulting from participation in the Plan.
     15.15 No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including without limitation Approach and the Affiliates and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including without limitation federal, state and local income, estate and gift tax treatment, will be applicable with respect to any Awards or payments thereunder made to or for the benefit of a Participant under the Plan or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.
     15.16 Continued Employment or Service. Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant the right to continue in the employ or service of the Company, or interfere in any way with the rights of the Company to terminate a Participant’s employment or service at any time, with or without cause. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of Approach or an Affiliate to the Participant.
     15.17 Miscellaneous. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction of the Plan or any provisions hereof. The use of the masculine gender shall also include within its meaning the feminine. Wherever the context of the Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.
     IN WITNESS WHEREOF, this Plan has been executed as of the Effective Date.

APPROACH RESOURCES INC.
By:	/s/ J. Ross Craft
J. Ross Craft
President and Chief Executive Officer

Appendix 2
FIRST AMENDMENT TO THE
APPROACH RESOURCES INC.
2007 STOCK INCENTIVE PLAN
     This First Amendment to the Approach Resources Inc. 2007 Stock Incentive Plan (the “Amendment”) is made effective as of December 31, 2008, by Approach Resources Inc., a Delaware corporation (“Approach”).
W I T N E S S E T H:
     WHEREAS, Approach established the Approach Resources Inc. 2007 Stock Incentive Plan (the “Plan”) effective as of June 28, 2007; and
     WHEREAS, Approach now desires to amend the Plan for compliance with Internal Revenue Code Section 409A and the Treasury Regulations issued thereunder;
     NOW, THEREFORE, pursuant to the authority reserved in Section 14.1, the Plan is amended as follows:
1. Section 4.2 of the Plan is hereby amended by the addition of the following sentence:
Notwithstanding the provisions of this Section 4.2, outstanding Awards and Award Agreements shall be adjusted in accordance with (A) Sections 422 and 424 of the Code and the regulations thereunder with respect to Incentive Stock Options and (B) Section 409A of the Code and the regulations thereunder with respect to Nonqualified Stock Options, SARs and, to the extent applicable, other Awards.
2. Article V of the Plan is hereby amended by the addition of the following sentence:
Notwithstanding the foregoing, Employees, Outside Directors and other individuals or entities that provide services to Affiliates that are not considered a single employer with Approach under Code Section 414(b) or Code Section 414(c) shall not be eligible to receive Awards which are subject to Code Section 409A until the Affiliate adopts this Plan as a participating employer in accordance with Section 15.18.
     3. The second sentence of Section 7.1 of the Plan is hereby amended and restated in its entirety as follows:
Nonqualified Stock Options may be granted only to Employees, Outside Directors or other individuals or entities performing services for Approach or a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, starting with Approach and ending with the corporation or other entity for which the Employee, Outside Director or other individual or entity performs services.
     4. The first sentence of Section 8.1(b) of the Plan is hereby amended and restated in its entirety as follows:
SARs may be granted only to Employees, Outside Directors or other individuals or entities performing services for Approach or a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a

“controlling interest” in another corporation or entity in the chain, starting with Approach and ending with the corporation or other entity for which the Employee, Outside Director or other individual or entity performs services.
5. The Plan is hereby amended by the addition of the following as Section 15.18:
     15.18 Participating Affiliates. With the consent of the Committee, any Affiliate that is not considered a single employer with Approach under Code Section 414(b) or Code Section 414(c) may adopt the Plan for the benefit of its Employees by written instrument delivered to the Committee before the grant to the Affiliate’s Employees under the Plan of any Award subject to Code Section 409A.
     6. Except as otherwise specifically set forth herein, all other terms and conditions of the Plan shall remain in full force and effect.
     IN WITNESS WHEREOF, Approach has caused this Amendment to be executed on its behalf by its duly authorized officer as of this the 31st day of December, 2008.

APPROACH RESOURCES INC.
By:	/s/ J. Ross Craft
J. Ross Craft, President and Chief Executive Officer

ANNUAL MEETING OF STOCKHOLDERS OF
June 1, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting. To obtain directions to attend the meeting and vote in person, contact investor relations at (817) 989-9000.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting of Stockholders, proxy statement, proxy card and 2010 annual report to stockholders are available at http://www.approachresources.com

â Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. â

■	20330403030000000000 9	060111

The Board of Directors recommends that you vote FOR ALL NOMINEES on proposal 1, FOR proposals 2, 4 and 5 and for 1 YEAR on proposal 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of three Class I Directors

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡ ¡	Alan D. Bell Sheldon B. Lubar Christopher J. Whyte

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
□

	FOR	AGAINST	ABSTAIN
2. Advisory vote on executive compensation	☐	☐	☐

1 year	2 years	3 years	ABSTAIN
3. Advisory vote on the frequency of future advisory votes on executive compensation ☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. Reapprove certain material terms of the Company’s 2007 Stock Incentive Plan to comply with Section 162(m) of the Internal Revenue Code	☐	☐	☐

	FOR	AGAINST	ABSTAIN
5. Ratify the appointment of Hein & Associates LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011	☐	☐	☐
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, “FOR” Proposal 2, for “1 YEAR” in Proposal 3, “FOR” Proposals 4 and 5, and in the proxies’ discretion on any other business that may properly come before the meeting or any postponement or adjournment thereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of Approach Resources Inc. (the “Company”) acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying proxy statement, proxy card and 2010 annual report of the Company and hereby appoints J. Ross Craft and J. Curtis Henderson, and each of them, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Approach Resources Inc., located at One Ridgmar Centre, 6500 West Freeway, Suite 800 in Fort Worth, Texas, on June 1, 2011, at 10:00 a.m., Central Time, and at all postponements or adjournments thereof, as indicated on this proxy.
(Continued and to be signed on the reverse side)

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